Exhibit 2.1

Execution Version

SHARE EXCHANGE AGREEMENT

BY AND AMONG

STELLAR BIOTECHNOLOGIES, INC.,

EDESA BIOTECH INC.

AND

THE SHAREHOLDERS LISTED ON SCHEDULE I HERETO

MARCH 7, 2019

THE SECURITIES TO BE ISSUED BY STELLAR BIOTECHNOLOGIES, INC. UNDER THIS SHARE EXCHANGE AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND WILL BE ISSUED IN RELIANCE UPON REGULATION S AND OTHER EXEMPTIONS UNDER THE SECURITIES ACT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR INADEQUACY OF THIS SHARE EXCHANGE AGREEMENT AND OTHER RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”), is entered into as of this 7th day of March, 2019, by and among Stellar Biotechnologies, Inc., a company organized under the laws of British Columbia, Canada (“Stellar”); Edesa Biotech, Inc., a company organized under the laws of the province of Ontario, Canada (“Edesa”); and each of the shareholders of Edesa (the “Shareholders”) listed on Schedule I hereto. Each of Stellar, Edesa and the Shareholders (as represented by the Shareholders’ Representative) may be referred to herein as a “Party” and, collectively, as the “Parties”, and Stellar and Edesa may be referred to herein as the “Corporate Parties”.

RECITALS

WHEREAS, Stellar is a registered public company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (Commission File No. 001-37619), and is listed on the NASDAQ Stock Market (“NASDAQ”) under the symbol “SBOT,” and is a reporting issuer in the Provinces of British Columbia and Alberta;

WHEREAS, the Shareholders own all of the issued and outstanding common shares and class A preferred shares in the share capital of Edesa (the “Edesa Shares”);

WHEREAS, the Shareholders have agreed to transfer to Stellar at the Closing Time, and Stellar has agreed to acquire the Edesa Shares from the Shareholders in the amounts set forth on Schedule I hereto in exchange (the “Share Exchange”) for the issuance to such Shareholders by Stellar of such number of common shares of Stellar, no par value (the “Stellar Shares”) that will represent 90% of the total outstanding number of Stellar Shares as of and upon the Closing on a Fully-Diluted Basis, subject to adjustment in accordance with Section 2.1 and Section 2.2 of this Agreement, subject to and pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, immediately following the Closing (as defined in Section 2.3) of the Share Exchange, Edesa will become a wholly-owned subsidiary of Stellar and Stellar will change its name to Edesa Biotech, Inc.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I
DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Accounts Payable” means the trade accounts payable of the Stellar Group arising in the Ordinary Course of Business outstanding as of the Calculation Date, net of allowance for bad debts, if any;

“Accounts Receivable” means (i) all trade accounts receivable of the Stellar Group outstanding as of the Calculation Date (net of a good faith estimate by Stellar of an allowance or provision for bad debts and doubtful accounts); (ii) prepaid 2019 NASDAQ fees related to the period after the Closing Date; and (iii) refundable assets of the Stellar Group outstanding as of the Calculation Date for which New Edesa will receive cash after the Closing Date;

“Accrued Liabilities” means all trade liabilities of the Stellar Group incurred in the Ordinary Course of Business and due or accrued as of the Calculation Date;

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Exchange Ratio” has the meaning set forth in Section 2.1(f).

“Affiliate” has the meaning ascribed thereto in the BCBCA, and shall include with respect to any Party, for purposes of this Agreement, those persons defined as an “insider” under sections (a) through (c) of the definition of “insider” under the Securities Act (British Columbia).

“Agreement” shall mean this Share Exchange Agreement, together with all exhibits and schedules referred to herein, which exhibits and schedules are incorporated herein and made a part hereof.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations thereunder, as amended from time to time.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles, California and Toronto, Canada are authorized or required by Law to be closed for business.

“Calculation Date” shall means 11:59 pm Pacific Time on the date that is immediately prior to the Closing Date.

“Canadian Securities Laws” means applicable Canadian provincial and territorial securities Laws, including regulations and rules promulgated thereunder, together with published policy statements, notices, orders and instruments (including national and multilateral instruments).

“Certificates” shall have the meaning set forth in Section 2.1.

“Closing Balance Sheet” means the balance sheet of the Stellar Group (on a consolidated basis) as of the Calculation Date, prepared in accordance with GAAP, consistently applied, and on the same basis as the respective balance sheet of the Stellar Group (on a consolidated basis) for the year ended September 30, 2018, provided that notwithstanding anything to the contrary in this Agreement or under GAAP, the Corporate Parties agree that the Closing Balance Sheet shall include as Liabilities thereon an accrual for all Transaction Costs which remain unpaid.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Time” means 4:00 p.m. in the City of Toronto, on the Closing Date or such other time on the Closing Date as the Corporate Parties may agree upon as the time at which the Closing shall take place;

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” shall mean the common shares, no par value, of Stellar.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Liabilities” means Accounts Payable and Accrued Liabilities, including income taxes payable, deferred revenue and other current liabilities of the Stellar Group (on a consolidated basis) and any other liabilities which would be accounted for as current liabilities in accordance with GAAP used by Stellar consistently applied, including outstanding checks, amounts due and payable to trade creditors, and then due and payable pursuant to contracts, all as determined from the Closing Balance Sheet.

“Disclosure Schedules” means the Disclosure Schedules delivered by Stellar and Edesa concurrently with the execution and delivery of this Agreement.

“Edesa Contracts” shall have the meaning set forth in Section 3.13.

“Edesa Exchange Documents” shall have the meaning set forth in Section 3.2.

“Edesa Financial Statements” shall have the meaning set forth in Section 3.7.

“Edesa Financing” means the issuance by Edesa of equity securities (or securities convertible into equity) prior to the Closing to such Persons who would become party hereto as Shareholders by joinder, and/or the transfer of outstanding Edesa Shares to such Persons who would become Shareholders and party hereto by joinder prior to the Closing, in each case subject to the prior written consent of Stellar, such consent not to be unreasonably withheld, conditioned or delayed.

“Edesa Licensed Intellectual Property” means all Intellectual Property and similar intangible property and related proprietary rights, interests and protections, in which Edesa holds exclusive or non-exclusive rights or interests granted by license from one or more other Persons.

“Edesa Option Holders” means the holders of options to purchase common shares of Edesa as disclosed in the Schedule A of the Edesa Schedules.

“Edesa Schedules” shall mean each of the schedules from Edesa attached to the Disclosure Schedule of Edesa and incorporated herein to this Agreement.

“Edesa Shares” shall have the meaning set forth in the Recitals.

“Edesa Tax Returns” has the meaning set forth in Section 3.9.

“Encumbrance” means any charge, claim, community property interest, pledge, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimation Date” shall mean the date that is five (5) Business Days prior to the Closing Date.

“Estimated Exchange Ratio” has the meaning set forth in Section 2.1(f).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Fully-Diluted Basis” at any time and in respect of any Corporate Party means that all outstanding options, warrants (in the case of Stellar, other than Stellar Warrants included as a Liability for purposes of the calculation of Stellar Working Capital as finally determined pursuant to the terms of this Agreement), privileges or rights that are convertible into, or exercisable or exchangeable for, shares of that Corporate Party shall be deemed to have been fully converted into, or exercised or exchanged for, shares of that Corporate Party, and the shares that are so issuable as a result thereof shall be deemed to have been issued, and, for greater certainty, in the case of Stellar, shall include the warrants of Stellar payable to any investment banker, financial advisor, broker or finder engaged by Stellar in connection with the transactions contemplated by this Agreement.

“GAAP” means United States generally accepted accounting principles at the relevant time, applied on a consistent basis.

“Governmental Authority” means any federal, national, state, provincial, territorial, local or foreign government or political subdivision thereof, or any agency, or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holdback Shares” has the meaning set forth in Section 2.1(b).

“Indebtedness” means, without duplication: (i) all debts and liabilities for borrowed money of, or the deferred acquisition cost of property and/or services acquired by, the Stellar Group (on a consolidated basis) as of the Calculation Date; (ii) all capital leases of property of the Stellar Group (on a consolidated basis) as of the Calculation Date; (iii) all guarantees given by the Stellar Group (on a consolidated basis) as of the Calculation Date; (iv) any outstanding Liabilities incurred or expected to be incurred in connection with the winding-up and dissolution or sale of Stellar’s Mexican subsidiary, BioEstelar, S.A. de C.V., and Neostell SAS, a French joint venture, after the Calculation Date; and (iv) all other Liabilities of the Stellar Group (on a consolidated basis) reflected or required to be reflected in the Closing Balance Sheet pursuant to GAAP as of the Calculation Date.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, clinical trial data, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Knowledge” shall mean, in the case of any Person who is an individual, knowledge that a reasonable individual under similar circumstances would have after making reasonable investigation and inquiry as such reasonable individual would under such similar circumstances make, and in the case of a Person other than an individual, the knowledge that a senior officer, director or manager of such Person, or any other Person having responsibility for the particular subject matter at issue of such Person, would have after making reasonable investigation and inquiry as such senior officer, director, manager or responsible Person would under such similar circumstances make.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority applicable to a Party, including its business and operations.

“Liability” or “Liabilities” shall mean all claims, liabilities, obligations or commitments of any nature whatsoever, whether direct or indirect, accrued, liquidated or unliquidated, secured or unsecured, asserted or unasserted, absolute or contingent, matured or unmatured or otherwise.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of a Party (on a consolidated basis), or (b) the ability of a Party or Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) any changes in financial or securities markets in general; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any changes in applicable Laws or accounting rules, including GAAP; (v) any action required or permitted by this Agreement; or (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent (and only to the extent) that such event, occurrence, fact, condition or change has a disproportionate effect on Stellar or any Stellar Subsidiary, or Edesa, compared to other participants in the industries in which Stellar or the Stellar Subsidiaries or Edesa operate.

“Meeting Matters” has the meaning set forth in Section 6.5.

“NASDAQ” shall mean The Nasdaq Stock Market, LLC and any successor thereto.

“Notice Period” has the meaning set forth in Section 6.7.

“Ordinary Course of Business” shall mean the ordinary course, normal day-to-day operation of business consistent in nature, scope and magnitude with past custom and practice (including with respect to quantity and frequency) and which does not require authorization of the board of directors or the shareholders of the Party and does not require any other separate or special authorization of any nature.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, limited liability company, joint stock company, joint venture, trust or Governmental Authority or any other entity.

“Real Property” means the real property owned, leased or subleased by Edesa or Stellar or any Stellar Subsidiary, as the case may be, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Approvals” shall have the meaning set forth in Section 5.7.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” shall mean the Forms 10-K, Forms 10-Q, Forms 8-K, Schedules 14A, Forms S-1, Forms S-8 and other SEC filings required by the Exchange Act and Securities Act which have been filed by Stellar with the SEC for the period beginning on October 1, 2017 and ending on the Closing Date.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“SEDAR” means www.sedar.com, which is the official website that provides access to public securities documents and information filed by public companies and investment funds as maintained by the Canadian Securities Administrators (CSA) in the SEDAR filing system.

“Share Exchange” shall have the meaning set forth in the Recitals.

“Shareholder Approval” have the meaning set forth in Section 5.7

“Shareholders’ Representative” means Dr. Pardeep Nijhawan, or any successor who is appointed by Dr. Pardeep Nijhawan, who is designated to represent each of the Shareholders for purposes of this Agreement, including prior to the Closing for the purposes set for herein.

“Software” means computer software, data and databases, together with, as applicable, object code, source code, executable code, tools, firmware and embedded versions thereof and documentation related thereto.

“Stellar Board Recommendation” shall have the meaning set forth in Section 6.6.

“Stellar Change in Recommendation” shall have the meaning set forth in Section 6.7.

“Stellar Contracts” shall have the meaning set forth in Section 5.13.

“Stellar Exchange Documents” shall have the meaning set forth in Section 5.3.

“Stellar Group” means, collectively, Stellar and the Stellar Subsidiaries; and “Stellar Group Company” means any member of the Stellar Group.

“Stellar Insurance Policies” shall have the meaning set forth in Section 5.21

“Stellar Intellectual Property” shall have the meaning set forth in Section 5.15.

“Stellar IP Agreements” shall have the meaning set forth in Section 5.15.

“Stellar IP Registrations” shall have the meaning set forth in Section 5.15.

“Stellar Licensed Intellectual Property” means all Intellectual Property and similar intangible property and related proprietary rights, interests and protections, in which a Stellar Group Company holds exclusive or non-exclusive rights or interests granted by license from one or more other Persons.

“Stellar Permits” shall have the meaning set forth in Section 5.20.

“Stellar Shareholders’ Meeting” shall have the meaning set forth in Section 6.4.

“Stellar Shares” shall have the meaning set forth in the Recitals.

“Stellar Subsidiaries” shall mean Stellar Biotechnologies, Inc., a California corporation, and BioEstelar, S.A. de C.V., a Mexican corporation.

“Stellar Warrants” means the issued warrants to purchase Common Shares set out on Schedule 1 of the Stellar Disclosure Schedules.

“Stellar Working Capital” shall mean: (i) the aggregate sum of cash, cash equivalents of the Stellar Group as of the Calculation Date and Accounts Receivables plus $100,000 attributable to the value of the equipment related to Stellar’s assets less (ii) the aggregate sum of (A) Current Liabilities and Indebtedness of the Stellar Group (on a consolidated basis), (B) the amount required to be paid to the holders of Stellar Warrants who exercise the option to surrender their Stellar Warrants in exchange for cash in an amount determined in accordance with the terms of the Stellar Warrants which option is triggered by the completion of the transactions contemplated by this Exchange Agreement, (C) the unpaid Transaction Expenses (without duplication with any Current Liabilities); plus (iii) expenses of Stellar incurred between April 1, 2019 and April 30, 2019 to a maximum of $60,000, plus (iv) 50% of all expenses of Stellar incurred between April 30, 2019 and up to and including the Calculation Date.

“Superior Offer” means any unsolicited bona fide written Acquisition Proposal made after the date of this Agreement (and not obtained in violation of any provision of Section 6.11) providing for the acquisition (whether pursuant to a merger, share exchange, business combination, amalgamation or otherwise) of (x) 75% or more of the outstanding shares of Stellar, or (y) assets of Stellar representing more than 75% of the earnings power, net income or EBITDA attributable to the assets of Stellar and its Subsidiaries on a consolidated basis, which the board of directors of Stellar determines in good faith, after consultation with its outside legal and financial advisors, to be superior to the Share Exchange (after taking into account all amendments to this Agreement, the Share Exchange and the other transactions contemplated hereby proposed by Edesa pursuant to Section 6.7) and (i) that is reasonably capable of being completed without undue delay, in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; and (ii) that, in the case of a transaction involving cash consideration, includes a fully committed financing as at the date of any definitive agreement to be entered into by Stellar and not otherwise subject to any financing contingency.

“Tax” or “Taxes” shall mean, without duplication, any federal, national, state, provincial, municipal and local income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, goods or services, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, levies, profits, real property, personal property, capital stock, social security (or similar), employment, unemployment, disability, payroll, license, employee or other withholding, unclaimed property or escheat, or other tax, of any kind whatsoever, including any interest, penalties or additions to any such tax.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means trade secrets and other confidential information, including source code, know how, methods, processes, techniques, data, formulae, algorithms, research, records, reports, industrial models, architectures, layouts, designs, drawings, plans, product specifications, technical data, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, and any other information that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.

“Transaction Costs” means (i) the fees, expenses and disbursements of all advisors including the auditors, financial advisors, and legal counsel of the Stellar Group, if any, payable by a Stellar Group Company in connection with the transactions contemplated by this Agreement; (ii) premiums paid or payable for the D&O Tail Policy, as defined in Section 6.16; (iii) filing fees with applicable regulators, including any stock exchange upon which the Common Shares are listed or are to be listed as contemplated hereunder; (iv) printing costs in connection with the Stellar Shareholders’ Meeting, as well as all other printer-related costs for filings on EDGAR and SEDAR; (v) transfer agent fees and costs associated with the issuance of the Stellar Shares and in connection with any share split, share consolidation or reverse share split as may be required to consummate the transactions contemplated under this Agreement; (vi) costs associated with the Stellar Shareholders’ Meeting, including costs, if any, relating to solicitation of proxies and other out-of-pocket expenses; and (vi) all change of control, special bonuses, retention, termination, severance and similar payments owed to any employee, consultant, officer or director of the Stellar Group or any other Person, conditional on, payable pursuant to, or as a result of, the Closing.

“Transaction Documents” shall mean this Agreement, including all exhibits, annexes, and schedules hereto, and such other documents, agreements and certificates entered into or provided in conjunction with the transactions contemplated herein and therein.

The words “hereof”, “herein” and “hereunder” and the words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

Article II
PLAN OF EXCHANGE

2.1              THE SHARE EXCHANGE. At the Closing,

(a)               The Shareholders hereby agree to assign, transfer, and deliver to Stellar, free and clear of all Encumbrances, the Edesa Shares in such amounts as set out on Schedule I hereto, and agree to deliver each certificate or certificates representing the Edesa Shares (the “Certificates”) duly endorsed for transfer to Stellar or accompanied by stock powers executed in blank by the Shareholders.

(b)               Stellar agrees to acquire the Edesa Shares and shall at the Closing issue and deliver in exchange therefor the Stellar Shares, to the Shareholders in the proportions set out in Schedule I and in such amounts as shall be determined in accordance with Section 2.1(d) below, less a holdback of such Stellar Shares in an amount to be determined on the Estimation Date by Stellar and the Shareholders’ Representative, each acting reasonably (the “Holdback Shares”). The Stellar Shares will be issued to the Shareholders and their designees in book-entry form, with a restrictive legend as set forth in Section 4.4 of this Agreement.

(c)               Any fractional shares that will result due to such distribution will be rounded up to the next highest whole number.

(d)               As a result of the Share Exchange, Edesa will become a wholly-owned subsidiary of Stellar and, the Shareholders and their designees and Edesa Option Holders will own 90% of the issued and outstanding Common Shares of Stellar on a Fully-Diluted Basis (the “Base Ratio”) as of and upon the Closing, after giving effect to the issuance of shares pursuant to the exercise of any options or warrants of Stellar (including the Stellar Warrants) prior to the Closing, if any. The Base Ratio shall be subject to adjustment (the “Adjusted Ratio”) as follows in the event that Stellar Working Capital as of the Calculation Date is more than $3 million or less than $2 million:

Stellar Working Capital	Actual Exchange Ratio
(U.S. Dollars)	Stellar	Edesa
$3,500,000 or over	12.0%	88.0%
$3,000,001 - $3,499,999	10.5%	89.5%
$2,000,000 - $3,000,000	10.0%	90.0%
$1,750,000 - $1,999,999	9.0%	91.0%
Less than $1,750,000	8.0%	92.0%

(e)               In order to determine the Estimated Stellar Working Capital and Estimated Stellar Shares on a Fully Diluted Basis,

(i)                 On the Estimation Date, Stellar, acting reasonably and in good faith, shall provide to Edesa a detailed calculation of the estimated Stellar Working Capital at the Calculation Date, prepared in accordance with GAAP using the same policies and practices used in the preparation of the September 30 year-end balance sheet (the “Estimated Stellar Working Capital”) except that the Estimated Stellar Working Capital shall assume the maximum estimated amount required to be paid to the holders of Stellar Warrants assuming that all such holders of Stellar Warrants exercise the option to surrender their Stellar Warrants in exchange for cash in an amount determined in accordance with the terms of the Stellar Warrants which option is triggered by the completion of the transactions contemplated by this Agreement;

(ii)              On the Estimation Date, Stellar, acting reasonably and in good faith, shall provide to Edesa with a detailed calculation of the Stellar Shares on a Fully Diluted Basis as of and upon the Closing (the “Estimated Stellar Shares on a Fully Diluted Basis”). The foregoing estimate of the Stellar Shares on a Fully Diluted Basis for the purpose of issuing Stellar Shares at the Closing shall assume that all holders of Stellar Warrants shall elect to surrender their Stellar Warrants in exchange for cash; and

(iii)            On the Estimation Date, the Shareholders shall provide to Stellar an updated Schedule I showing the estimated proportion of Stellar Shares issuable to the Shareholders and Edesa Option Holders to reflect the preferred return on the class A preferred shares of Edesa, any new shares of Edesa outstanding pursuant to the Edesa Financing, and any options exercised. By the close of business on the Calculation Date, the Shareholders agree to provide an updated Schedule I in order to reflect the proportion of Stellar Shares issuable to each of the Shareholders pursuant to Section 2.1 in accordance with their respective interests as if the class A preferred shares of Edesa had been converted into common shares of Edesa in accordance with section (IV)(1)(a) of the articles of amendment of Edesa dated September 28, 2017.

(f)                At the Closing, if the Estimated Stellar Working Capital is equal to or greater than $2,000,000 but less than or equal to $3,000,000, the number of Stellar Shares issuable to the Shareholders at the Closing shall be such number of Stellar Shares that will represent 90% of the total outstanding number of Stellar Shares as of and upon the Closing on a Fully-Diluted Basis (less the portion of Stellar Shares issuable to Edesa Option Holders as contemplated in Section 9.3(l) and as set out in Schedule I); provided, however, that (i) if the Estimated Stellar Working Capital is less than $1,750,000 (subject to Edesa’s termination right set forth in Section 10.1(b)), the number of Stellar Shares issuable to the Shareholders at the Closing shall be such number of Stellar Shares that will represent 92.0% of the total outstanding number of Stellar Shares as of and upon the Closing on a Fully-Diluted Basis (less the portion of Stellar Shares issuable to Edesa Option Holders as contemplated in Section 9.3(l) and as set out in Schedule I), (ii) if the Estimated Stellar Working Capital is greater than or equal to $1,750,000 but less than $2,000,000, the number of Stellar Shares issuable to the Shareholders at the Closing shall be such number of Stellar Shares that will represent 91.0% of the total outstanding number of Stellar Shares as of and upon the Closing on a Fully-Diluted Basis (less the portion of Stellar Shares issuable to Edesa Option Holders as contemplated in Section 9.3(l) and as set out in Schedule I); (iii) if the Estimated Stellar Working Capital is greater than $3,000,000 but less than $3,500,000, the number of Stellar Shares issuable to the Shareholders at the Closing shall be such number of Stellar Shares that will represent 89.5% of the total outstanding number of Stellar Shares as of and upon the Closing on a Fully-Diluted Basis (less the portion of Stellar Shares issuable to Edesa Option Holders as contemplated in Section 9.3(l) and as set out in Schedule I), and (iv) if the Estimated Stellar Working Capital is greater than or equal to $3,500,000, the number of Stellar Shares issuable to the Shareholders at the Closing shall be such number of Stellar Shares that will represent 88.0% of the total outstanding number of Stellar Shares as of and upon the Closing on a Fully-Diluted Basis (less the portion of Stellar Shares issuable to Edesa Option Holders as contemplated in Section 9.3(l) and as set out in Schedule I). The percentage of Stellar Shares issuable to the Shareholders at the Closing based on the Estimated Stellar Working Capital is hereafter referred to as the “Estimated Exchange Ratio” and the percentage of Stellar Shares issuable to the Shareholders at the Closing based on the actual Stellar Working Capital at the Closing Date is hereafter referred to as the “Actual Exchange Ratio. For greater certainty, at the Closing, the actual number of Stellar Shares issuable to the Shareholders in the proportions set out in Schedule I shall be issued in accordance with this Section 2.1(f) less the Holdback Shares.

(g)               Within thirty (35) days after the Closing Date, the Corporate Parties, acting reasonably and in good faith, shall provide to the Shareholders a detailed calculation of the Stellar Working Capital at the Calculation Date prepared in accordance with GAAP using the same policies and practices used in the preparation of the September 30 year-end balance sheet of the Stellar Group and, together with the calculation of the Stellar Working Capital, a calculation of Fully Diluted Basis for the purpose of issuing Stellar Shares (which, for greater certainty, will reflect the actual number of holders of Stellar Warrants who elected to surrender their Stellar Warrants) and the Actual Exchange Ratio. If the Actual Exchange Ratio equals the Estimated Exchange Ratio, no adjustment will be made to the number of Stellar Shares issued to the Shareholders at the Closing. If the Actual Exchange Ratio is different than the Estimated Exchange Ratio, then:

(i)                 if the Stellar Working Capital is less than the Estimated Stellar Working Capital, then the Corporate Parties shall cause, within three (3) Business Days of such determination, the Holdback Shares to be issued in the proportions indicated in Schedule I and such additional number of Stellar Shares to be issued to the Shareholders in the proportions indicated in Schedule I in order to achieve, as of the Closing, the Actual Exchange Ratio; or

(ii)              if the Stellar Working Capital is greater than the Estimated Stellar Working Capital, then such number of Holdback Shares shall be reduced in order to reflect the Actual Exchange Ratio, and the remaining Holdback Shares (if any) shall be issued to the Shareholders in the proportions indicated in Schedule I in order to achieve, as of the Closing, the Actual Exchange Ratio.

2.2              ADJUSTMENT TO STELLAR SHARES PRIOR TO CLOSING. The number of Stellar Shares issuable pursuant to Section 2.1 shall be appropriately adjusted to take into account any share split, share dividend, reverse share split, consolidation, recapitalization, or similar change in the outstanding Common Shares which may occur between the date of the execution of this Agreement and the Closing Date.

2.3              TIME AND PLACE OF CLOSING. The consummation of the transactions contemplated hereunder, including the Share Exchange (the “Closing”) will take place electronically on the Closing Date, which shall occur not less than three (3) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby as set forth in Articles IX and X (other than conditions with respect to actions the respective parties will take at the Closing itself), or as may otherwise be mutually agreed upon by the Parties.

2.4              ACTIONS AT CLOSING.

(a)               At the Closing, each of the respective Parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) the Transaction Documents, including any and all share certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, or other instruments required by this Agreement to be so delivered at or prior to the Closing as set forth in Article IX hereof, together with such other items as may be reasonably requested by the respective Party and its legal counsel in order to effectuate or evidence the transactions contemplated hereby.

(b)               In conjunction with the Closing, Stellar shall effect a change of its corporate name to “Edesa Biotech, Inc.” (“New Edesa”).

2.5              WITHHOLDING. Stellar, Edesa, and any of their respective Affiliates, as applicable, shall be entitled to deduct and withhold, or direct any other Person to deduct and withhold on their behalf, from any amounts otherwise payable, issuance or otherwise deliverable to any Shareholder and any other Person under this Agreement such amounts as are required or reasonably believed to be required to be deducted and withheld from such amounts under any provision of any Law in respect of Taxes. To the extent any such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF EDESA

As an inducement to enter into this Agreement and to consummate the transactions contemplated hereby, and to obtain the reliance of Stellar, Edesa represents and warrants to Stellar as follows:

3.1              ORGANIZATION. Edesa is duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada. Edesa has no subsidiaries. Edesa has the power and is duly authorized, qualified, franchised, and licensed under all applicable Laws, to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where the failure to so qualify would not have a Material Adverse Effect on Edesa.

3.2              AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance of this Agreement by Edesa and all other agreements to be executed, delivered and performed by Edesa pursuant to this Agreement (collectively, the “Edesa Exchange Documents”) and the consummation by Edesa of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Edesa and no further action is required in connection herewith or therewith. This Agreement has been, and each Edesa Exchange Documents will at the Closing have been, duly executed and delivered by Edesa and constitutes, and each Edesa Exchange Document will on Closing constitute, a legal, valid and binding obligation of Edesa, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3              NO VIOLATION OR CONFLICT. The execution, delivery and performance by Edesa of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Edesa’s articles of incorporation or by-laws; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Edesa; (c) except as set forth in Schedule 3.3, or as otherwise required by the terms of this Agreement, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Edesa is a party or by which Edesa is bound or to which any of its properties and assets are subject or any permit affecting the properties, assets or business of Edesa, except where such violation, default or breach would not result in a Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance on the Edesa Shares or any of Edesa’s assets.

3.4              CAPITALIZATION. The authorized capitalization of Edesa consists of (a) an unlimited number of common shares, of which 1,000,000 common shares are issued and outstanding and (b) ) an unlimited number of class A preferred shares, of which 1,007,143 class A preferred shares are issued and outstanding. All issued and outstanding shares of Edesa are owned by the Shareholders and are legally issued, fully paid, and non-assessable and were not issued in violation of the pre-emptive or other rights of any Person. All of the outstanding common and class A preferred shares have been duly authorized, are validly issued and are owned of record and beneficially by the respective Shareholders, free and clear of all Encumbrances as of immediately prior to the Closing. No former equity holder of Edesa has any claim or right against Edesa that remains unresolved or to which Edesa has or may have any Liability. Upon consummation of the transactions contemplated hereby, Stellar shall own all of the Edesa Shares, free and clear of all Encumbrances. All of the Edesa Shares were issued in compliance with applicable Laws. None of the Edesa Shares were issued in violation of any agreement, arrangement or commitment to which Edesa is a party or is subject to or in violation of any preemptive or similar rights of any Person. Each of the persons listed on Schedule I hereto is listed on Edesa’s corporate records and share register as the holder of such number of Edesa Shares opposite its name.

Edesa does not own any shares in or securities of any other body corporate. Edesa is not and has not agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture, co-tenancy or other similar jointly-owned business undertaking. Edesa does not have any other investment interest in any business owned or controlled by any third party.

3.5              OPTIONS OR WARRANTS. Schedule 3.5 sets forth all authorized, issued and outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the share capital of Edesa or obligating Edesa to issue or sell any shares of capital stock of, or any other interest in, Edesa (collectively, the “Equity Instruments”). As of the Closing, all of the Equity Instruments will have been exchanged or substituted in the manner contemplated in Section 9.3(l). Edesa does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Edesa Shares, except as set forth on Schedule 3.5.

3.6              CONSENTS, FILINGS AND APPROVALS. To the Knowledge of Edesa, other than in connection with the provisions of the Ontario Business Corporations Act, NASDAQ and Edesa’s charter documents, and as set out in Schedule 3.6, no consent, approval, Governmental Order or authorization of, or registration, declaration, qualification or filing with any federal, national, provincial, state or local Governmental Authority, or any other Person, is required to be made by Edesa in connection with the execution, delivery or performance of this Agreement by Edesa or the consummation by Edesa of the transactions contemplated hereby.

3.7              FINANCIAL STATEMENTS. Complete copies of Edesa’s audited consolidated balance sheets at December 31, 2018 and 2017, and the related audited consolidated statements of operations, cash flow and changes in shareholders’ equity for the years then ended, and related notes thereto (together, the “Annual Financial Statements”), together with the opinion of MNP LLP, independent certified public accountants, have been delivered to Stellar as of the date of this Agreement, and such unaudited interim consolidated financial statements consisting of the balance sheet at March 31, 2019 and the related unaudited interim consolidated statements of operations, cash flow and changes in shareholders’ equity for the period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Edesa Financial Statements”) will be delivered to Stellar as soon as practicable after the date hereof and prior to the Closing Date. The Edesa Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Edesa Financial Statements are based on the books and records of Edesa, and fairly present in all material respects the financial condition of Edesa as of the respective dates they were prepared and the results of the operations of Edesa for the periods indicated subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The balance sheet of Edesa as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

3.8              UNDISCLOSED LIABILITIES. Except as set forth on Schedule 3.8, Edesa has no Liabilities, except (a) those which are adequately reflected or reserved against in the Financial Statements, (b) those which have been incurred in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date and (c) Liabilities of the nature that are not required to be reflected in, disclosed on, reserved against or otherwise descried on, a balance sheet (or notes thereto) prepared in accordance with GAAP, none of which are material, individually or in the aggregate.

3.9              TAXES.

(a)               Edesa has filed all material national, provincial, and local income Tax returns (collectively the “Edesa Tax Returns”) required to be filed from inception to the date hereof and all material Taxes have been paid when due. None of the Edesa Tax Returns have been audited by any Governmental Authority in Canada or any province or locality therein or in any other jurisdiction. Each of the Edesa Tax Returns reflect the Taxes due for the period covered thereby, except for amounts which in the aggregate are immaterial.

(b)               Edesa has timely and fully paid all amounts of Taxes due and owed (whether or not shown on any Edesa Tax Returns). Edesa does not owe any unpaid national, provincial, county, local, or other Taxes (including any deficiencies, interest, or penalties), except for Taxes accrued but not yet due and payable, for which Edesa may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)               Edesa is currently, and has been at all times since formation, treated as a corporation for Canadian income tax purposes.

(d)               Edesa has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, owner or other party, and complied with all material backup withholding and material information reporting provisions of applicable Law.

(e)               There are no Encumbrances for material Taxes upon the assets of any of Edesa other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in Edesa’s Financial Statements.

(f)                No claim (which remains unresolved) has been made in writing by any Tax authority in a jurisdiction where Edesa does not file Tax Returns that Edesa is subject to Tax in such jurisdiction. Edesa has no nexus or is not required to file Tax Returns in a jurisdiction where it does not file Tax Returns, whether or not it has a physical presence in such jurisdiction.

(g)               Except as set forth on Schedule 3.9(g), no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Edesa, other than extensions for periods for which Taxes have now been paid.

(h)               There are no written Tax deficiencies outstanding, proposed or assessed against Edesa and Edesa has not has executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any Tax, in each case, which have not since expired.

(i)                 No audit or other examination of any Tax Return of Edesa by any Governmental Authority is presently in progress, nor has Edesa been notified in writing of any request for such an audit or other examination.

(j)                 Edesa has provided or otherwise made available to Stellar correct and complete copies of all national, provincial, federal, state, local and foreign income, franchise and similar Tax Returns for taxable periods beginning on or after January 1, 2015, examination reports, and statements of deficiencies assessed against, or agreed to by it.

(k)               Edesa has not requested, is not the subject of, and is not bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(l)                 Edesa will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in or improper use of any method of accounting for a taxable period ending on or prior to the Closing Date under Sections 481(c) or 263A of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; (v) intercompany transaction, excess loss account or dual consolidated loss described in the Treasury Regulations under Section 1502 or Section 1503 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) existing on the Closing Date; or (vi) an election under Section 108(i) of the Code.

(m)             Edesa has in its possession or control such material records, invoices and other information in relation to Tax as is required by applicable Law. Edesa is in compliance in all material respects with applicable transfer pricing Laws.

(n)               Edesa has (i) never been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated Tax Return, (ii) never been a party to any Tax sharing, Tax indemnification, Tax allocation agreement, or similar agreement (other than pursuant to Contracts entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes), nor does Edesa owe any amount under any such agreement or have any Liability to any Person as a result of, pertaining to or arising in connection with any such agreement and (iii) to Edesa’s Knowledge, no material Liability for the Taxes of any Persons, including any arrangement for group or consortium relief or similar arrangement, as a transferee or successor, by contract, by operation of Law or otherwise.

(o)               Edesa is not and has not been a controlled foreign corporation as defined in Section 957(a) of the Code, is not and has not been a passive foreign investment company as defined in Section 1297(a) of the Code, or a United States real property holding corporation as defined in Section 897 of the Code.

(p)               Edesa has not (i) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of any Tax Law), or (ii) taken any reporting position on a Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of any Tax law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of any Tax Law). Edesa has not participated in a “listed transaction” as defined in Section 670A of the Code.

(q)               Edesa has not been a distributing or a controlled corporation in a transaction governed by Section 355 and/or Section 361 of the Code.

(r)                Edesa is not subject to Tax in any jurisdiction outside its jurisdiction of organization by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

(s)                Edesa acknowledges and agrees that it is relying solely upon its own analysis of the tax consequences to it and to Stellar upon completion of the transactions contemplated by this Agreement and is not relying upon Stellar or any of its officers, directors, attorneys or agents with respect thereto.

3.10          ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in this Agreement or Schedule 3.10, since the Balance Sheet Date,

(a)               there has not been:

(i)                 any change that would have a Material Adverse Effect in the business, operations, properties, assets, or financial condition of Edesa;

(ii)              any damage, destruction, or loss to Edesa (whether or not covered by insurance) that would have a Material Adversely Effect on the business, operations, properties, assets, or financial condition of Edesa;

(iii)            amendment of its charter, by-laws or other organizational documents;

(iv)             split, combination or reclassification of any shares of its capital stock;

(v)               issuance, sale or other disposition of any of its capital stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(vi)             declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock; or

(vii)          material change in any method of its accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements.

(b)               Edesa has not:

(i)                 borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or Liability (absolute or contingent) not otherwise in the Ordinary Course of Business, and except for capital raised by issuance of debt or equity in a private placement or other capital raising transaction as set out on Schedule 3.10;

(ii)              paid any material obligation or Liability not otherwise in the Ordinary Course of Business (absolute or contingent) other than current liabilities reflected in or shown on Edesa’s Balance Sheet as of the Balance Sheet Date, and current Liabilities incurred since that date in the Ordinary Course of Business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby;

(iii)            sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the Ordinary Course of Business (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $25,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $25,000);

(iv)             made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the Ordinary Course of Business if such amendment or termination is material;

(v)               issued, delivered, or agreed to issue or deliver any shares of stock, bonds or other corporate debt securities, including debentures; or

(vi)             to its Knowledge, become subject to any Law which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or financial condition of Edesa.

3.11          TITLE AND RELATED MATTERS.

(a)               Except as set forth on Schedule 3.11(a), Edesa has a valid leasehold interest in all land use rights, inventory, interests in the buildings thereon, and assets, real and personal, which are reflected in the Balance Sheet (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the Ordinary Course of Business), free and clear of all liens, pledges, charges, or encumbrances except:

(i)                 as such assets may be affected by applicable Laws;

(ii)              statutory liens, Encumbrances, or claims not yet delinquent;

(iii)            such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and

(b)               Except as set forth on Schedule 3.11(b), Edesa owns, free and clear of any Encumbrances or other restrictions or limitations of any nature whatsoever, any and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with Edesa’s business.

3.12          LITIGATION. Except as set forth on Schedule 3.12, there are no Actions pending or, to the knowledge of Edesa, threatened in writing by or against Edesa or affecting Edesa, or properties, at law or in equity, before any Governmental Authority, domestic or foreign, or before any arbitrator of any kind, including, but not limited to any Action that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Edesa’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Edesa or any of its property or assets.

3.13          CONTRACTS.

(a)               Attached hereto as Schedule 3.13(a) is a list of all contracts, agreements, license agreements, or other commitments in excess of $25,000 to which Edesa is a party or by which it or any of its assets, products, technology, or properties are bound (the “Edesa Contracts”).

(b)               Each of the Edesa Contracts is valid and binding on Edesa, enforceable in accordance with its terms and is in full force and effect. Neither Edesa nor, to Edesa’s Knowledge any other party thereto, is in breach of or default under (or, to Edesa’s Knowledge, is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Edesa Contract. To Edesa’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Edesa Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Edesa Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Stellar. As of the date of this Agreement, there exists no actual, or to Edesa’s Knowledge threatened, termination, cancellation, or material limitation of, or any material amendment, material modification or material change to, any Edesa Contract.

(c)               Schedule 3.13(c) set out each Edesa Contract pursuant to which it is obligated or has any Liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intangible asset with respect to the use thereof, in connection with the conduct of its business or otherwise.

3.14          COMPLIANCE WITH LAWS. Edesa (i) has complied with all applicable Laws of any national, provincial, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not have a Material Adverse Effect on the business, operations, properties, assets, or financial condition of Edesa, (ii) is not in any default on its part with respect to any Governmental Order, and management has no Knowledge of any circumstances which, after reasonable investigation, would result in the discovery of such a default, and (iii) has not received written notice since the Balance Sheet Date of any conditions which may reasonably be expected to materially interfere with or adversely affect their compliance with any Laws.

3.15          INTELLECTUAL PROPERTY.

(a)               Schedule 3.15(a) contains a true and accurate list of all (i) Intellectual Property registered by or in the name of Edesa (“Edesa IP Registrations”) and includes (1) the type of intellectual property being licensed or conveyed to Edesa; (2) the application or registration details including serial number, filing date, grant or registration number, grant or registration date, current status and next action due with current deadline; (ii) all unregistered trademarks owned by Edesa; (iii) all proprietary Software owned by Edesa, and (iv) all other Intellectual Property owned by Edesa (including a non-confidential description provided for any Trade Secrets) material to the conduct of its current business or operations (items (i) – iv) collectively “Edesa Intellectual Property”). Edesa is the sole and exclusive legal, beneficial and, as applicable, record owner of all right, title and interest in and to Edesa IP Registrations, and has the valid right to use the Edesa Licensed Intellectual Property and all other Intellectual Property used in or necessary for the conduct of its current business or operations, in each case, free and clear of Encumbrances. All required filings and fees related to the Edesa IP Registrations have been timely filed with and paid to the relevant governmental authorities and authorized registrars, and all Edesa IP Registrations are otherwise in good standing.

(b)               To Edesa’s Knowledge, Edesa’s rights in the Edesa Intellectual Property are valid, subsisting and enforceable. Edesa has taken reasonable steps to maintain the Edesa Intellectual Property and to protect and preserve the confidentiality of all Trade Secrets included therein. All Persons, including each current and past employee, officer or consultant who have participated in or contributed to the creation, modification, or development of material Edesa Intellectual Property Rights for or on behalf of Edesa or under the direction or supervision of Edesa (including any Intellectual Property set forth or required to be set forth on Schedule 3.15(a)) have executed and delivered to Edesa a written agreement (i) providing for the nondisclosure by such Person of any confidential information and Trade Secrets, both during and after the term of employment or contract with Edesa, (ii) providing for the present assignment by such Person to Edesa of all right, title, and interest in and to all Intellectual Property rights arising out of such Person’s employment by, engagement by, or contract with Edesa and (iii) requiring such Person to cooperate with Edesa in asserting and maintaining Edesa’s rights in and to such Intellectual Property rights.

(c)               To Edesa’s Knowledge, Edesa has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property or other rights of any Person. To Edesa’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Edesa Intellectual Property or Edesa Licensed Intellectual Property.

(d)               To Edesa’s Knowledge, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Edesa; or (ii) challenging the validity, enforceability, registrability or ownership of any Edesa Intellectual Property or Edesa’s rights with respect to any Edesa Intellectual Property or Edesa Licensed Intellectual Property. Edesa is not subject to any outstanding or, to Edesa’s Knowledge, prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any of the Edesa Intellectual Property. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Edesa’s right to own or use any Edesa Intellectual Property or any Edesa Licensed Intellectual Property.

(e)               As of the date of this Agreement, and except as would not have an Edesa Material Adverse Effect, Edesa has not experienced any incident in which personal information or other sensitive data was stolen or improperly accessed including any unauthorized access or breach of security with respect to personal information or other sensitive data.

(f)                Edesa has taken commercially reasonable actions and follows commercially reasonable practices to maintain, protect and enforce the Edesa Intellectual Property and the Edesa Licensed Intellectual Property, including the secrecy, confidentiality and value of its Trade Secrets and other confidential information.

(g)               Schedule 3.15(g) accurately identifies in all material respects: (i) each Contract pursuant to which any Edesa Licensed Intellectual Property is licensed, or otherwise conveyed or provided to Edesa (other than (A) agreements between Edesa and its employees and consultants with respect to the ownership of any Edesa Intellectual Property by Edesa and (B) non-exclusive licenses to commercially available third-party software costing less than $25,000) and includes (1) the type of intellectual property being licensed or conveyed to Edesa; (2) the application or registration details including serial number, filing date, grant or registration number, grant or registration date, current status and next action due with current deadline;; and (ii) each Contract pursuant to which any Person is currently granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Edesa Intellectual Property, other than consumer agreements or service agreements on standard form(s), (a) and (b) collectively “Edesa IP Agreements”). Edesa has provided Stellar with true and complete copies (or in the case of any oral agreements, a true, correct and complete written description) of all such Edesa IP Agreements (other than those which consist solely of “shrink wrap”, non-customized third-party software and similar commercially available end-user licenses), including all modifications, amendments and supplements thereto and waivers thereunder. Each Edesa IP Agreement is valid and binding on Edesa in accordance with its terms and is in full force and effect. Neither Edesa nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Edesa IP Agreement.

(h)               The Software owned by Edesa constitutes all the Software necessary to conduct the business as currently conducted by Edesa and as currently contemplated to be conducted in the future. No Software owned by Edesa contains or is derived from open source, shareware, freeware, “copyleft” or similar software. Edesa has implemented reasonable backup and disaster recovery arrangements to ensure the continued operation of its business in the event of a disaster or business interruption. The hardware, software, network and telecommunications equipment and Internet-related information technology infrastructure owned or leased by Edesa (i) are in good repair and operating condition, subject to ordinary wear and tear, and are adequate and suitable for the purposes for which they are being used or held for use, (ii) conform in material respects with their related documentation and (iii) does not contain any virus or malicious code that would reasonably be expected to interfere with the ability of Edesa to conduct its business.

3.16          ENVIRONMENTAL MATTERS.

(a)               Edesa is currently and has been in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. To the Knowledge of Edesa, it is not under investigation or inquiry by any Governmental Authority in relation to any breach of Environmental Law or the failure to comply with the terms and conditions of any authorization required by Environmental Law.

(b)               Edesa has obtained and is in material compliance with all Environmental Permits necessary for the conduct of its business. No real property currently or formerly owned, operated or leased by Edesa is listed on, or has been proposed for listing on, the National Priorities List in the United States or any similar national or provincial list in Canada.

(c)               There has been no release of Hazardous Materials by Edesa or its agents in contravention of Environmental Law with respect to its business or assets or any real property currently or formerly owned, operated or leased by it, and it has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with its business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by the Shareholders or Edesa.

3.17          EMPLOYEE BENEFIT MATTERS. Schedule 3.17 contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Edesa for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Edesa or any spouse or dependent of such individual, or under which Edesa or any ERISA Affiliate has or may have any Liability, or with respect to which Stellar or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”). Each Benefit Plan is in compliance in all material respects with its terms and with ERISA, the Code and other applicable Law. All material premiums, material contributions, or material other payments required to have been made by Law or under the terms of any Benefit Plan or any contract or agreement relating thereto as of the Closing Date have been timely made, and all material reports, material returns and similar material documents required to be filed with any governmental agency or distributed to any plan participant with respect to any Benefit Plan have been duly and timely filed or distributed. Except as set forth on Schedule 3.17, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with another event) (i) increase any material benefits otherwise payable under any Benefit Plan or (ii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from Edesa to any current or former member, director, employee or independent contractor.

3.18          EMPLOYMENT MATTERS.

(a)               Except as set forth in Schedule 3.18, Edesa has never been a party to, bound by, or negotiated any collective bargaining agreement or other Contract with a union, works council or labor organization.

(b)               Edesa is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, except to the extent that noncompliance would not have a Material Adverse Effect on the business, operations, properties, assets, or financial condition of Edesa.

3.19          REGULATORY MATTERS. The preclinical tests that Edesa has undertaken, and related results were and, if still pending, are (to Edesa’s Knowledge to the extent conducted by third parties) being conducted in all material respects in accordance with standard accepted medical and scientific research procedures for development programs or product candidates comparable to those being conducted or developed, as applicable, by Edesa; the descriptions of the results of such tests that have been, or will be, provided to Stellar for inclusion in filings to be made with the SEC as contemplated in this Agreement are accurate and complete in all material respects and fairly present the data derived from such tests, and Edesa has no knowledge of any other studies or tests the results of which reasonably call into question the results described or referred to in materials provided to Stellar. Edesa has not received any notices or other correspondence from the Food and Drug Administration of the U.S. Department of Health and Human Services (“FDA”) or any committee thereof or from any other Governmental Authority or agencies or bodies engaged in the regulation of pharmaceuticals or biohazardous materials, necessary to conduct its business as now conducted (collectively, the “Regulatory Agencies”) requiring the termination, suspension or material modification of any tests that are to be described or referred to in the filings to be made by Stellar with the SEC. Edesa has operated and currently is in compliance in all material respects with all applicable rules, regulations and policies of the Regulatory Agencies.

3.20          LICENSES AND PERMITS. Edesa possesses all certificates, authorizations, consents, approvals, orders, licenses and permits issued by the appropriate Governmental Authority, including the Regulatory Agencies (collectively, the “Edesa Permits”), other than such certificates, authorizations, consents, approvals, orders, licenses and permits, the lack of which would not individually or in the aggregate have a Material Adverse Effect on Edesa. All of the Edesa Permits are valid and in full force and effect, except where the invalidity of such Edesa Permits or the failure to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect on Edesa or the transactions contemplated hereunder. There is no pending or, to Edesa’s knowledge, threatened Action that, individually or in the aggregate, would reasonably be expected to lead to the revocation, modification, termination, suspension or any other impairment of the rights of the holder of any such Edesa Permit which revocation, modification, termination, suspension or other impairment would have a Material Adverse Effect.

3.21          INSURANCE. Schedule 3.21 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Edesa or its Affiliates and relating to the conduct of its business (collectively, the “Insurance Policies”), true and complete copies of which have been made available to Stellar. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Share Exchange. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. To the Knowledge of Edesa, there are no circumstances which would reasonably be expected to lead to the insurers avoiding any material Liability under any of the Insurance Policies. Since the Balance Sheet Date, Edesa has not received any written notice regarding (i) the cancellation or invalidation of any of the existing Insurance Policies or (ii) any refusal of coverage under or any rejection of any material claim under, any such Insurance Policies.

3.22          APPROVAL OF AGREEMENT. The board of directors of Edesa have unanimously authorized the execution, delivery and performance of this Agreement by Edesa and the transactions contemplated in this Agreement. The Shareholders, and each of them, have unanimously authorized the execution, delivery and performance of this Agreement by Edesa and the transactions contemplated in this Agreement.

3.23          MATERIAL TRANSACTIONS OR AFFILIATIONS. Set forth on Schedule 3.23, is a brief description or summary of every material contract, agreement, or arrangement between Edesa, and any predecessor and any Person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by Edesa to own beneficially, 10% or more of the issued and outstanding Edesa Shares, on a fully diluted basis, and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. In each such transaction, the amount paid or received, whether in cash, in services, or in kind, is, had been during the full term thereof, and is required to be paid during the unexpired portion of the term thereof, no less favorable to Edesa than terms available from otherwise unrelated parties in arm’s length transactions. Except as set forth on Schedule 3.23, no officer, director, or 10% shareholder of Edesa has any material interest, direct or indirect, in any material transaction with Edesa. There are no written commitments by Edesa to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

3.24          BROKERS. Edesa has not employed any broker or finder, nor has it nor will it incur directly or indirectly, any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

3.25          FOREIGN CORRUPT PRACTICES. Neither Edesa nor, to Edesa’s Knowledge, any agent or other Person acting on behalf of Edesa, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Edesa (or made by any person acting on its behalf of which Edesa is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Corruption of Foreign Public Officials Act (“CFPOA”) or the U.S. Foreign Corrupt Practices Act (“FCPA”).

3.26          OFFICE OF FOREIGN ASSETS CONTROL. Neither Edesa nor, to Edesa’s Knowledge, any of its directors, officers, agents, employees or affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any comparable authority in Canada.

3.27          MONEY LAUNDERING. The operations of Edesa are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, or analogous Laws in Canada, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action by or before any Governmental Authority involving Edesa with respect to the Money Laundering Laws is pending or, to the Knowledge of Edesa, threatened.

3.28          INVESTMENT COMPANY. Edesa is not, and is not an Affiliate of, and immediately after consummation of the transactions contemplated by this Agreement, will not be or be an Affiliate of, an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

3.29          REGISTRATION RIGHTS. Except as set forth on Schedule 3.29, no Person has any right to cause Edesa to effect the registration under the Securities Act of any of its respective securities.

3.30          ACCOUNTANTS. MNP LLP is Edesa’s independent certified public accounting firm and is registered with and, to Edesa’s Knowledge, is in good standing with the U.S. Public Company Accounting Oversight Board.

3.31          DISCLOSURE. The information set forth in this Agreement and in the Edesa Disclosure Schedules and exhibits attached hereto and incorporated herein by this reference are complete and accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. The information regarding Edesa supplied or to be supplied by or on behalf of Edesa for inclusion or incorporation by reference in any filing with the SEC required to be made by Stellar in connection with this Agreement and the transactions contemplated hereby, including but not limited to filings on Form 8-K and Schedule 14A (the Proxy Statement) will, at the time of such filing (and in the case of the Proxy Statement (and any amendment or supplement thereto) at the time it is first mailed to the Stellar shareholders, or at the time of the Stellar Shareholders’ Meeting (or any adjournment or postponement thereof)), not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.31 will not apply to statements or omissions included in any such filing with the SEC (and, in each case, any amendment or supplement thereto) based upon information regarding Stellar or any Stellar Group Company supplied to Edesa in writing by Stellar for use therein.

Article IV
REPRESENTATIONS AND WARRANTIES OF
THE SHAREHOLDERS

As an inducement to, and to obtain reliance of Stellar, each of the Shareholders represents and warrants, severally and not jointly, to Stellar as follows:

4.1              AUTHORITY; ENFORCEABILITY. Such Shareholder has the full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. If such Shareholder is an entity, such Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such Shareholder has the requisite organizational power and authority, if applicable, and capacity to execute this Agreement and the other documents contemplated herein to which it is a party, perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by such Shareholder of this Agreement and such other documents to which such Shareholder is a party and the consummation of the transactions contemplated hereunder and thereunder have been duly and validly authorized by all necessary action on the part of such Shareholder. Such authorization has not been modified or rescinded and no further action is required in connection herewith or therewith. This Agreement has been duly executed and delivered by such Shareholder, and (assuming due authorization, execution and delivery by the other Parties hereto) this Agreement constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.2              OWNERSHIP OF EDESA SHARES. The information set forth on Schedule I hereto with respect to such Shareholder’s Edesa Shares is true, accurate and complete and such Shareholder has no other equity interests or rights to additional equity interests in Edesa that are not set forth on Schedule I. Such Shareholder, with respect to the Edesa Shares owned by it, is the sole legal and beneficial owner of the number and percentage of Edesa Shares set forth on Schedule I of this Agreement, free and clear of any Encumbrances whatsoever, and there are no Contracts to which such Shareholder is a party that create, or with the passage of time would create, an Encumbrance thereon or otherwise restrict the sale and transfer of such Edesa Shares to Stellar. Such Shareholder has full rights, powers, and authority to transfer, assign, convey, and shall deliver the Edesa Shares held by such Shareholder to Stellar at the Closing with good and marketable title to such stock free and clear of any Encumbrances whatsoever. Except as set forth on Schedule 4.2, such Shareholder is not a party to (i) any Contract with Edesa or (ii) any Contract with any Person that, in each case, would restrict, impede, interfere with, conflict with or prohibit the sale and transfer of the Edesa Shares or the transactions contemplated by this Agreement or any transaction document to which it is a party. Immediately following the Share Exchange and the amendment or modification of the Equity Instruments contemplated in Section 9.3(l), no equity or voting interest of Edesa, or options, warrants or other rights to acquire any such equity or voting interest, of Edesa shall be held by such Shareholder.

4.3              NO CONFLICTS; CONSENTS.

(a)               The execution and delivery by such Shareholder of this Agreement and the other Transaction Documents to which such Shareholder is a party does not, and the performance of this Agreement and such Transaction Documents by such Shareholder and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) under any applicable antitrust, competition, investment or similar Laws, and (ii) for such other consents, approvals, authorizations, filings or notifications, the failure of which to make or obtain, would not have an Edesa Material Adverse Effect.

(b)               The execution and delivery by such Shareholder of this Agreement and the other Transaction Documents to which such Shareholder is a party does not, and consummation of the transaction contemplated hereby and thereby will not, (i) conflict with or violate any provision of the governing documents of the Shareholder, if an entity, (ii) assuming all filings and notifications under any applicable antitrust, competition, investment or similar Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any authorizations held by such Shareholder or any applicable Laws or Governmental Orders applicable to such Shareholder, or (iii) result in a breach of, constitute a default under (or create an event which, with or without notice or lapse of time or both, would constitute a default under), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any agreement or contract to which such Shareholder is a party, except, in the case of (ii) or (iii), as would not, individually or in the aggregate, materially impair or delay the Shareholders from consummating the transactions contemplated by this Agreement.

4.4              LITIGATION; NO CLAIMS. As of the date of this Agreement, there is no Action, pending before any Governmental Authority against such Shareholder or, to the Knowledge of such Shareholder, threatened, that, in each case, challenges or seeks to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement. Such Shareholder has no Action pending, threatened or contemplated, and has not transferred any right to any such Action to a third party, against (i) Edesa or (ii) any other Shareholder (x) that challenges or seeks to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement or (y) for any act or omission by any one or more of them arising for any reason prior to the date of this Agreement and as of the Closing Date, including but not limited to in connection with matters arising out of Edesa’s governing documents since its date of incorporation or any agreement, whether oral or written to which such Shareholder is a party.

4.5              RESTRICTED STOCK. Such Shareholder understands that the Stellar Shares to be acquired pursuant to this Agreement have not been registered under the Securities Act with the SEC, and is being issued in reliance upon the exemption from the registration requirements thereof afforded by Regulation S and/or other exemptions under the Securities Act, or with any state securities commission or agency. The Shareholder agrees and acknowledges that Stellar will issue stop transfer instructions to its registrar and transfer agent prohibiting the transfer of the Stellar Shares delivered under this Agreement. The Shareholder and its designees understand that the Stellar Shares to be issued to them will have the following restrictive legend or similar legend affixed thereto:

“These Shares have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”), and have been issued in reliance upon an exemption pursuant to Regulation S under the Securities Act. Until six months after the date of acquisition, no amount of the Shares may be offered, sold, or transferred to any U.S. Person and no hedging transactions involving these securities may be conducted during this period. Offers, sales, or transfers in the U.S. or to a U.S. person (as defined in Regulation S promulgated under the Securities Act) or for the account and benefit of a U.S. person are not permitted, unless the Shares are registered under the Securities Act or an exemption from such registration under the Securities Act is applicable.”

4.6              INVESTOR STATUS; INVESTMENT INTENT.

(a)               Such Shareholder is a citizen and resident of Canada or other non-U.S. jurisdiction, and is not a U.S. Person within the meaning of Rule 902(a) of Regulation S.

(b)               Such Shareholder has received all the information it considers necessary or appropriate for deciding whether to acquire the Stellar Shares as contemplated herein. Such Shareholder further represents that it has had an opportunity to ask questions and receive answers from Stellar, directly or through the Shareholders’ Representative, regarding the terms and conditions of its purchase of the Stellar Shares and such other matters as it deems important to its investment decision.

(c)               Such Shareholder is acquiring the Stellar Shares only for its own account and not on behalf of any U.S. Person, and no sale by the Shareholder has been pre-arranged with any prospective buyer in the United States. Such Shareholder is acquiring the Stellar Shares for investment only and not with a view to distribution.

4.7              RESTRICTIONS ON TRANSFER. Such Shareholder agrees that the Stellar Shares acquired by it pursuant to this Agreement shall not be voluntarily sold, transferred or otherwise disposed of in the United States or to any U.S. Person except pursuant to an available exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement thereunder, and otherwise in compliance with any applicable state or provincial securities laws. Such Shareholder understands that any disposition of the Stellar Shares in violation of this Agreement shall be null and void. Such Shareholder acknowledges that no transfer of the Stellar Shares shall be made by Stellar’s registrar and transfer agent upon Stellar’s transfer books or records unless there has been compliance with the terms of this Agreement, including the above provisions. Each Shareholder agrees to indemnify and hold Stellar harmless from and against liabilities, claims, damages and expenses (including reasonable attorneys’ fees) that may result from or arise out of any disposition thereof in violation of this Agreement.

4.8              NON-U.S. TRANSACTIONS. In connection with the transactions that are the subject of this Agreement, such Shareholder acknowledges that offers respecting the sale of the Stellar Shares directed by Stellar were received outside of the United States and that the Shareholders have not and are not engaged in or directed any unsolicited offers to buy the Stellar Shares in the United States on behalf of any U.S. Person.

4.9              SHAREHOLDERS’ REPRESENTATIVE. By virtue of its execution and delivery of this Agreement, such Shareholder has appointed Dr. Pardeep Nijhawan as its true and lawful agent and attorney-in-fact (the “Shareholders’ Representative”) in accordance with the provisions of Section 6.19 of this Agreement.

4.10          TAXES. Such Shareholder acknowledges and agrees that it is relying solely upon its own analysis of the tax consequences to it upon completion of the transactions contemplated by this Agreement and is not relying upon Stellar or any of its officers, directors, attorneys or agents with respect thereto.

4.11          BROKERS. Such Shareholder has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees that would be the responsibility of Edesa or Stellar in connection with the transactions contemplated hereby.

4.12          DISCLOSURE. To such Shareholder’s Knowledge, the information set forth in this Agreement and in the Edesa Disclosure Schedules and exhibits attached hereto and incorporated herein by this reference provided to Stellar by, and only to the extent with respect to, such Shareholder, is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF STELLAR

As an inducement to, and to obtain the reliance of Edesa and the Shareholders, Stellar and the Stellar Subsidiaries represent and warrant to Edesa and the Shareholders as follows:

5.1              ORGANIZATION. Each of Stellar and the Stellar Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Stellar and the Stellar Subsidiaries has the power and is duly authorized, qualified, franchised, and licensed under all applicable Laws, to own all of its respective properties and assets and to carry on its respective business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where the failure to so qualify would not have a Material Adverse Effect. All of the direct and indirect subsidiaries of Stellar are Stellar Biotechnologies, Inc., a California corporation, and BioEstelar, S.A. de C.V., a Mexican corporation. Stellar owns, directly or indirectly, all of the share capital or other equity interests of each Stellar Subsidiary free and clear of any Encumbrances, and all of the issued and outstanding shares of each Stellar Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

5.2              AUTHORIZATION; ENFORCEABILITY. The execution and delivery of this Agreement and all other agreements to be executed, delivered and performed by Stellar pursuant to this Agreement (collectively, the “Stellar Exchange Documents”) and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Stellar and no further action is required in connection herewith or therewith other than in connection with the Required Approvals. This Agreement has been, and each of the Stellar Exchange Documents will at the Closing have been, duly executed and delivered by Stellar and constitutes, and each Stellar Exchange Document will on Closing constitute, a legal, valid and binding obligation of Stellar, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3              NO VIOLATION OR CONFLICT. The execution, delivery and performance by Stellar of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation or by-laws of any member of the Stellar Group; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Stellar and the Stellar Subsidiaries; (c) except as otherwise required by the terms of this Agreement, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Stellar or the Stellar Subsidiaries is a party or by which Stellar or the Stellar Subsidiaries are bound or to which any of their respective properties and assets are subject or any permit affecting the properties, assets or business of Stellar and the Stellar Subsidiaries, except where such violation, default or breach would not result in a Material Adverse Effect; or (d) except with respect to the Stellar Warrants, result in the creation or imposition of any Encumbrance on the Stellar Shares or on the Stellar Group’s assets.

5.4              CAPITALIZATION, OPTIONS OR WARRANTS.

Schedule 5.4 sets out the duly authorized, issued and outstanding share capitalization of the Stellar Group as of the date hereof. Stellar has not issued any common shares since its most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement other than the Parties hereto. Except as set out in Schedule 5.4 hereto, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any common shares or the capital share of any member of the Stellar Group, or contracts, commitments, understandings or arrangements by which Stellar or any Stellar Subsidiary is or may become bound to issue additional common shares or share capital. Schedule 5.4 sets forth the number of issued and outstanding Stellar Warrants. Except as set out on Schedule 5.4 hereto, the issuance and sale of the Stellar Shares to the Shareholders as contemplated herein will not obligate Stellar or any Stellar Subsidiary to issue common shares or other securities to any Person (other than the Shareholders and Edesa Option Holders) and will not result in a right of any holder of Stellar securities to adjust the exercise, conversion, exchange or reset price under any of such securities. Except as set forth on Schedule 5.5 hereto, there are no outstanding securities or instruments of Stellar or any Stellar Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Stellar or any Stellar Subsidiary is or may become bound to redeem a security of Stellar or such Stellar Subsidiary. Stellar does not have any share appreciation rights or “phantom share” plans or agreements or any similar plan or agreement. All of the outstanding shares of Stellar Group are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no shareholders agreements, voting agreements or other similar agreements with respect to Stellar’s share capital to which Stellar is a party or, to the Knowledge of Stellar, between or among any of Stellar’s shareholders.

Stellar has good and marketable title to the issued and outstanding shares in the capital of each Stellar Subsidiary, free and clear of all Encumbrances. Other than the ownership of the Stellar Subsidiaries and securities of Neostell SAS, no member of the Stellar Group owns any shares in or securities of any other body corporate. Except for the securities of Neostell SAS, no member of the Stellar Group is, nor has any member of the Stellar Group agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture, co-tenancy or other similar jointly-owned business undertaking. Other than the securities of Neostell SAS, no member of the Stellar Group has any other investment interest in any business owned or controlled by any third party.

5.5              SEC REPORTS; FINANCIAL STATEMENTS. All of the SEC Reports and other filings required to be filed by Stellar have been filed with the SEC for the periods indicated in the definition of SEC Reports, and as of the date filed, each of the SEC Reports were true, accurate and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. Stellar has not been an issuer subject to Rule 144(i) under the Securities Act during the past three years. The financial statements of Stellar included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements are subject to normal year-end audit adjustments and may not contain all footnotes required by GAAP. Such financial statements are based on the books and records of Stellar and the Stellar Subsidiaries, and fairly present in all material respects the consolidated financial position of Stellar and the Stellar Subsidiaries as of the respective dates they were prepared and the results of the operations of Stellar and the Stellar Subsidiaries for the periods indicated, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

5.6              NO UNDISCLOSED LIABILITIES. The Stellar Group has no Liabilities, except (a) those which are adequately reflected or reserved in the financial statements of Stellar included in the SEC Reports, (b) those which have been incurred in the Ordinary Course of Business consistent with past practice since December 31, 2018 or listed on Schedule 5.6, and (c) Liabilities of the nature that are not required to be reflected in, disclosed on, reserved against or otherwise described on, a balance sheet (or notes thereto) prepared in accordance with GAAP, none of which are material, individually or in the aggregate.

5.7              CONSENTS, FILINGS AND APPROVALS. Stellar is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Stellar of this Agreement, other than: (i) the filing and clearance of a proxy statement (the “Proxy Statement”) on Schedule 14A with the SEC relating to approval by a majority of the outstanding Stellar Shares voting in person or by proxy of the issuance of the Stellar Shares to the Shareholders and the Meeting Matters (collectively, the “Shareholder Approval”); (ii) the Shareholder Approval; (ii) the application to and approval of NASDAQ of the issuance of the Stellar Shares and listing of such Stellar Shares for trading thereon in the time and manner required thereby; and (iv) such consents, waivers and authorizations that shall be obtained prior to Closing which are listed on Schedule 5.7 (collectively, the “Required Approvals”).

5.8              ISSUANCE OF STELLAR SHARES; RESTRICTIONS ON TRANSFER. Subject to receipt of the Shareholder Approval, the Stellar Shares will have been duly authorized as of the Closing and, when issued to the Shareholders in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances. Such Stellar Shares have not been registered with or approved by the SEC or any applicable state or foreign authority and are being issued to the Shareholders in reliance upon available exemptions from such registration requirements. The Stellar Shares, when issued, as contemplated herein, will be subject to restrictions on transfer in accordance with the rules and regulations of the SEC and other state and foreign securities regulators, and may not be transferred, sold or assigned except pursuant to an effective registration statement or in reliance upon an available exemption from the applicable registration requirements.

5.9              TAXES.

(a)               Each member of the Stellar Group has filed all material national, provincial, and local income Tax returns (collectively the “Stellar Tax Returns”) required to be filed from inception to the date hereof and all material Taxes have been paid when due. None of the Stellar Tax Returns have been audited by any Governmental Authority in Canada or any province or locality therein or in any other jurisdiction. Each of the Stellar Tax Returns reflect the Taxes due for the period covered thereby, except for amounts which in the aggregate are immaterial.

(b)               Each member of the Stellar Group has timely and fully paid all material amounts of Taxes due and owed (whether or not shown on any Stellar Tax Returns. Stellar does not owe any material unpaid national, provincial, county, local, or other Taxes (including any deficiencies, interest, or penalties), except for Taxes accrued but not yet due and payable, for which Stellar or any Stellar Subsidiary may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)               Each member of the Stellar Group is currently, and has been at all times since formation, treated as a corporation for income tax purposes in the relevant jurisdictions.

(d)               Each member of the Stellar Group has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, owner or other party, and complied with all material backup withholding and material information reporting provisions of applicable Law.

(e)               There are no Encumbrances for material Taxes upon the assets of any of Stellar and the Stellar Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in consolidated financial statements forming part of the SEC Reports.

(f)                No claim (which remains unresolved) has been made in writing by any Tax authority in a jurisdiction where any member of the Stellar Group does not file Tax Returns that a member of the Stellar Group is subject to material Tax in such jurisdiction.

(g)               Except as set forth on Schedule 5.9(g), no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes by any member of the Stellar Group, other than extensions for periods for which Taxes have now been paid.

(h)               There are no written Tax deficiencies outstanding, proposed or assessed against any member of the Stellar Group and no member of the Stellar Group has executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any Tax, in each case, which have not since expired.

(i)                 No audit or other examination of any Tax Return of any member of the Stellar Group by any Governmental Authority is presently in progress, nor has any member of the Stellar Group been notified in writing of any request for such an audit or other examination.

(j)                 Each member of the Stellar Group has provided or otherwise made available to Edesa correct and complete copies of all national, provincial, federal, state, local and foreign income, franchise and similar Tax Returns for taxable periods beginning on or after fiscal year 2018, examination reports, and statements of deficiencies assessed against, or agreed to by it.

(k)               No member of the Stellar Group has requested, is not the subject of, and is not bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(l)                 No member of the Stellar Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in or improper use of any method of accounting for a taxable period ending on or prior to the Closing Date under Sections 481(c) or 263A of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; (v) intercompany transaction, excess loss account or dual consolidated loss described in the Treasury Regulations under Section 1502 or Section 1503 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) existing on the Closing Date; or (vi) an election under Section 108(i) of the Code.

(m)             Each member of the Stellar Group has in its possession or control such material records, invoices and other information in relation to Tax as is required by applicable Law. Each member of the Stellar Group is in compliance in all material respects with applicable transfer pricing Laws.

(n)               No member of the Stellar Group has (i) ever been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated Tax Return, (ii) ever been a party to any Tax sharing, Tax indemnification, Tax allocation agreement, or similar agreement (other than pursuant to Contracts entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes), and no member of the Stellar Group owes any amount under any such agreement or has any Liability to any Person as a result of, pertaining to or arising in connection with any such agreement, and (iii) to Stellar’s Knowledge, any material Liability for the Taxes of any Persons, including any arrangement for group or consortium relief or similar arrangement, as a transferee or successor, by contract, by operation of Law or otherwise.

(o)               No member of the Stellar Group is or has been a controlled foreign corporation as defined in Section 957(a) of the Code or a United States real property holding corporation as defined in Section 897 of the Code.

(p)               No member of the Stellar Group has (i) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of any Tax Law), or (ii) taken any reporting position on a Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of any Tax law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of any Tax Law). No member of the Stellar Group has participated in a “listed transaction” as defined in Section 6707A of the Code.

(q)               No member of the Stellar Group has been a distributing or a controlled corporation in a transaction governed by Section 355 and/or Section 361 of the Code.

(r)                No member of the Stellar Group is subject to Tax in any jurisdiction outside its jurisdiction of organization by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

Stellar acknowledges and agrees that it is relying solely upon its own analysis of the tax consequences to it and to Edesa upon completion of the transactions contemplated by this Agreement and is not relying upon Edesa or any of its officers, directors, attorneys or agents with respect thereto.

5.10          ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement or on Schedule 5.10, since December 31, 2018,

(a)               there has not been:

(i)                 any change that would have a Material Adverse Effect in the business, operations, properties, assets, or financial condition of the Stellar Group;

(ii)              any damage, destruction, or loss to the Stellar Group (whether or not covered by insurance) that would have a Material Adverse Effect on the business, operations, properties, assets, or financial condition of the Stellar Group;

(iii)            any amendment of the charter, by-laws or other organizational documents of any member of the Stellar Group;

(iv)             any split, combination or reclassification of any shares of the capital stock any member of the Stellar Group;

(v)               any issuance, sale or other disposition of any of capital stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of capital stock of any member of the Stellar Group, except upon exercise of any outstanding Stellar option or Stellar Warrants, or any of them;

(vi)             any declaration or payment of any dividends or distributions on or in respect of any of the capital stock, or redemption, purchase or acquisition of capital stock, of any member of the Stellar Group; or

(vii)          material change in any method of its accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the financial statements of Stellar forming part of the SEC Reports.

(b)               No Stellar Group Company has:

(i)                 borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or Liability (absolute or contingent) not otherwise in the Ordinary Course of Business;

(ii)              paid any material obligation or Liability not otherwise in the Ordinary Course of Business (absolute or contingent) other than (A) current liabilities reflected in or shown on financial statements of Stellar forming part of the SEC Reports, (B) Current Liabilities incurred since December 31, 2018 in the Ordinary Course of Business, and (C) Transaction Costs;

(iii)            sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights other than in the Ordinary Course of Business (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $25,000), or canceled, or agreed to cancel, any debts of or claims against others (except debts or claims which in the aggregate are of a value of less than $25,000);

(iv)             made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the Ordinary Course of Business if such amendment or termination is material;

(v)               issued, delivered, or agreed to issue or deliver any shares of stock, bonds or other corporate debt securities, including debentures; or

(vi)             to Stellar’s Knowledge, become subject to any Law which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or financial condition of the Stellar Group.

5.11          TITLE AND RELATED MATTERS.

(a)               Except as set forth on Schedule 5.11, each member of the Stellar Group has a valid leasehold interest in all land use rights, inventory, interests in the buildings thereon, and assets, real and personal, which are reflected in financial statements of Stellar forming part of the SEC Reports (except properties, interests in properties, and assets sold or otherwise disposed of since December 31, 2018 in the Ordinary Course of Business or as contemplated by this Agreement), free and clear of all Encumbrances except:

(i)                 as such assets may be affected by applicable Laws;

(ii)              statutory liens, Encumbrances, or claims not yet delinquent;

(iii)            such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and

(b)               Except as set forth on Schedule 5.11(b), the Stellar Group owns, free and clear of any Encumbrances or other restrictions or limitations of any nature whatsoever, any and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with the Stellar Group’s business.

5.12          LITIGATION. Except as set forth on Schedule 5.12, there are no Actions pending or, to Stellar’s Knowledge, threatened in writing by or against any member of the Stellar Group or affecting any member of the Stellar Group, or their properties, at law or in equity, before any Governmental Authority, domestic or foreign, or before any arbitrator of any kind, including, but not limited to any Action that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Stellar’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any member of the Stellar Group or any of their property or assets.

5.13          CONTRACTS.

(a)               Attached hereto as Schedule 5.13(a) is a list of all contracts, agreements, license agreements, or other commitments in excess of $25,000 to which Stellar is a party or by which it or any of its assets, products, technology, or properties are bound (the “Stellar Contracts”).

(b)               Each of the Stellar Contracts is valid and binding on the relevant member of the Stellar Group, enforceable in accordance with its terms and is in full force and effect. No member of the Stellar Group or, to Stellar’s Knowledge, any other party thereto, is in breach of or default under (or, to Stellar’s Knowledge, is alleged to be in breach of or default under), or, except as set out on Schedule 5.13(b), has provided or received any notice of any intention to terminate, any Stellar Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Stellar Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Stellar Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided or made available to Edesa. As of the date of this Agreement, there exists no actual, or to Stellar’s Knowledge threatened, termination, cancellation, or material limitation of, or any material amendment, material modification or material change to, any Stellar Contract, other than as contemplated under the terms of this Agreement;

(c)               Schedule 5.13(c) set out each Stellar Contract pursuant to which it is obligated or has any Liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intangible asset with respect to the use thereof, in connection with the conduct of its business or otherwise.

5.14          COMPLIANCE WITH LAWS. The Stellar Group (i) has complied with all applicable Laws of any national, provincial, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not have a Material Adverse Effect on the business, operations, properties, assets, or financial condition of the Stellar Group, (ii) is not in any default on its part with respect to any Governmental Order, and management has no Knowledge of any circumstances which, after reasonable investigation, would result in the discovery of such a default, and (iii) has not received written notice since December 31, 2018 of any conditions which may reasonably be expected to materially interfere with or adversely affect their compliance with any Laws.

5.15          INTELLECTUAL PROPERTY.

(a)               Schedule 5.15(a) contains a true and accurate list of all (i) Intellectual Property registered by or in the name of the Stellar Group (“Stellar IP Registrations”) and includes (1) the type of intellectual property being licensed or conveyed to the Stellar Group; (2) the application or registration details including serial number, filing date, grant or registration number, grant or registration date, current status and next action due with current deadline; (ii) all unregistered trademarks owned by the Stellar Group; (iii) all proprietary Software owned by the Stellar Group, and (iv) all other Intellectual Property owned by the Stellar Group (including a non-confidential description provided for any Trade Secrets) material to the conduct of its current business or operations (items (i) – iv) collectively “Stellar Intellectual Property”). Such member of Stellar Group is the sole and exclusive legal, beneficial and, as applicable, record owner of all right, title and interest in and to Stellar IP Registrations set out in Schedule 5.15(a), and has the valid right to use the Stellar Licensed Intellectual Property and all other Intellectual Property used in or necessary for the conduct of its current business or operations, in each case, free and clear of Encumbrances. All required filings and fees related to the Stellar IP Registrations have been timely filed with and paid to the relevant governmental authorities and authorized registrars, and all Stellar IP Registrations are otherwise in good standing.

(b)               To Stellar’s Knowledge, the Stellar Group’s rights in the Stellar Intellectual Property are valid, subsisting and enforceable. The Stellar Group has taken reasonable steps to maintain the Stellar Intellectual Property and to protect and preserve the confidentiality of all Trade Secrets included therein. All Persons, including each current and past employee, officer or consultant who have participated in or contributed to the creation, modification, or development of material Stellar Intellectual Property Rights for or on behalf of the Stellar Group or under the direction or supervision of the Stellar Group (including any Intellectual Property set forth or required to be set forth on Schedule 5.15(a)) have executed and delivered to the Stellar Group a written agreement (i) providing for the nondisclosure by such Person of any confidential information and Trade Secrets, both during and after the term of employment or contract with the Stellar Group, (ii) providing for the present assignment by such Person to the Stellar Group of all right, title, and interest in and to all Intellectual Property rights arising out of such Person’s employment by, engagement by, or contract with the Stellar Group and (iii) requiring such Person to cooperate with the Stellar Group in asserting and maintaining the Stellar Group’s rights in and to such Intellectual Property rights.

(c)               To Stellar’s Knowledge, no member of the Stellar Group has infringed, misappropriated, diluted or otherwise violated the Intellectual Property or other rights of any Person. To Stellar’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Stellar Intellectual Property or Stellar Licensed Intellectual Property.

(d)               To Stellar’s Knowledge, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any member of the Stellar Group; or (ii) challenging the validity, enforceability, registrability or ownership of any Stellar Intellectual Property or any member of the Stellar Group’s rights with respect to any Stellar Intellectual Property or Stellar Licensed Intellectual Property. No member of the Stellar Group is subject to any outstanding or, to Stellar’s Knowledge, prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any of the Stellar Intellectual Property. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of any member of the Stellar Group’s right to own or use any Stellar Intellectual Property or any Stellar Licensed Intellectual Property.

(e)               As of the date of this Agreement, and except as would not have a Material Adverse Effect on the Stellar Group, no member of the Stellar Group has experienced any incident in which personal information or other sensitive data was stolen or improperly accessed including any unauthorized access or breach of security with respect to personal information or other sensitive data.

(f)                Each member of the Stellar Group has taken commercially reasonable actions and follows commercially reasonable practices to maintain, protect and enforce the Stellar Intellectual Property and the Stellar Licensed Intellectual Property, including the secrecy, confidentiality and value of its Trade Secrets and other confidential information.

(g)               Schedule 5.15(g) accurately identifies in all material respects: (i) each Contract pursuant to which any Stellar Licensed Intellectual Property is licensed, or otherwise conveyed or provided to a member of the Stellar Group (other than (A) agreements between such member of the Stellar Group and its employees and consultants with respect to the ownership of any Stellar Intellectual Property by a member of the Stellar Group and (B) non-exclusive licenses to commercially available third-party software costing less than $25,000) and includes (1) the type of intellectual property being licensed or conveyed to a member of the Stellar Group; (2) the application or registration details including serial number, filing date, grant or registration number, grant or registration date, current status and next action due with current deadline;; and (ii) each Contract pursuant to which any Person is currently granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Stellar Intellectual Property, other than consumer agreements or service agreements on standard form(s), (i) and (ii) collectively “Stellar IP Agreements”). Stellar has provided Edesa with true and complete copies (or in the case of any oral agreements, a true, correct and complete written description) of all such Stellar IP Agreements (other than those which consist solely of “shrink wrap”, non-customized third-party software and similar commercially available end-user licenses), including all modifications, amendments and supplements thereto and waivers thereunder. Each Stellar IP Agreement is valid and binding on Stellar in accordance with its terms and is in full force and effect. Neither Stellar nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Stellar IP Agreement.

(h)               The Software owned by the Stellar Group constitutes all the Software necessary to conduct the business as currently conducted by the Stellar Group and as currently contemplated to be conducted in the future. No Software owned by the Stellar Group contains or is derived from open source, shareware, freeware, “copyleft” or similar software. The Stellar Group has implemented reasonable backup and disaster recovery arrangements to ensure the continued operation of its business in the event of a disaster or business interruption. The hardware, software, network and telecommunications equipment and internet-related information technology infrastructure owned or leased by the Stellar Group (i) are in good repair and operating condition, subject to ordinary wear and tear, and are adequate and suitable for the purposes for which they are being used or held for use, (ii) conform in material respects with their related documentation and (iii) does not contain any virus or malicious code that would reasonably be expected to interfere with the ability of any member of the Stellar Group to conduct its business.

5.16          ENVIRONMENTAL MATTERS.

(a)               Each member of the Stellar Group is currently and has been in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. To the Knowledge of Stellar, it is not under investigation or inquiry by any Governmental Authority in relation to any breach of Environmental Law or the failure to comply with the terms and conditions of any authorization required by Environmental Law.

(b)               Each member of the Stellar Group has obtained and is in material compliance with all Environmental Permits necessary for the conduct of its business. No real property currently or formerly owned, operated or leased by any member of the Stellar Group is listed on, or has been proposed for listing on, the National Priorities List in the United States or any similar national or provincial list in Canada.

(c)               There has been no release of Hazardous Materials by any member of the Stellar Group or their respective agents in contravention of Environmental Law with respect to their business or assets or any real property currently or formerly owned, operated or leased by them, and no member of the Stellar Group has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with its business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by any member of the Stellar Group.

5.17          EMPLOYEE BENEFIT MATTERS. Schedule 5.17 contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any member of the Stellar Group for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any member of the Stellar Group or any spouse or dependent of such individual, or under which any member of the Stellar Group or any ERISA Affiliate has or may have any Liability, or with respect to which any member of the Stellar Group or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (in this Section, each, a “Benefit Plan”). Each Benefit Plan is in compliance in all material respects with its terms and with ERISA, the Code and other applicable Law. All material premiums, material contributions, or material other payments required to have been made by law or under the terms of any Benefit Plan or any contract or agreement relating thereto as of the Closing Date have been timely made, and all material reports, material returns and similar material documents required to be filed with any governmental agency or distributed to any plan participant with respect to any Benefit Plan have been duly and timely filed or distributed. Except as set forth on Schedule 5.17, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with another event) (i) increase any material benefits otherwise payable under any Benefit Plan or (ii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from any member of the Stellar Group to any current or former member, director, employee or independent contractor.

5.18          EMPLOYMENT MATTERS.

(a)               No member of the Stellar Group has never been a party to, bound by, or negotiated any collective bargaining agreement or other Contract with a union, works council or labor organization.

(b)               Each member of the Stellar Group is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, except to the extent that noncompliance would not have a Material Adverse Effect on the business, operations, properties, assets, or financial condition of the Stellar Group.

5.19          REGULATORY MATTERS. As to each product subject to the jurisdiction of the FDA that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by Stellar or any of the Stellar Subsidiaries (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by Stellar in compliance with all applicable requirements promulgated by the FDA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not have a Material Adverse Effect. There is no pending, completed or, to Stellar’s Knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against Stellar or any of the Stellar Subsidiaries, and none of them has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by Stellar or any of the Subsidiaries, (iv) enjoins production at any facility of Stellar or any of the Stellar Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with Stellar or any of the Stellar Subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by Stellar or any of the Stellar Subsidiaries, and which, either individually or in the aggregate, would have a Material Adverse Effect. The properties, business and operations of Stellar and the Stellar Subsidiaries have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA. Stellar has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by Stellar nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by Stellar.

5.20          LICENSES AND PERMITS. Each member of the Stellar Group possesses all certificates, authorizations, consents, approvals, orders, licenses and permits issued by the appropriate Governmental Authority, including the Regulatory Agencies (collectively, the “Stellar Permits”), other than such certificates, authorizations, consents, approvals, orders, licenses and permits, the lack of which would not individually or in the aggregate have a Material Adverse Effect on the Stellar Group. All of the Stellar Permits are valid and in full force and effect, except where the invalidity of such Stellar Permits or the failure to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect on the Stellar Group or the transactions contemplated hereunder. There is no pending or, to Stellar’s knowledge, threatened Action that, individually or in the aggregate, would reasonably be expected to lead to the revocation, modification, termination, suspension or any other impairment of the rights of the holder of any such Stellar Permit which revocation, modification, termination, suspension or other impairment would have a Material Adverse Effect.

5.21          INSURANCE. Schedule 5.21 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by each member of the Stellar Group and relating to the conduct of its business (collectively, the “Stellar Insurance Policies”), true and complete copies of which have been made available to Edesa. Such Stellar Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Share Exchange. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. To the Knowledge of Stellar, there are no circumstances which would reasonably be expected to lead to the insurers avoiding any material Liability under any of the Insurance Policies. Since September 30, 2016, no member of the Stellar Group has received any written notice regarding (i) the cancellation or invalidation of any of the existing Insurance Policies or (ii) any refusal of coverage under or any rejection of any material claim under, any such Insurance Policies.

5.22          APPROVAL OF AGREEMENT. The board of directors of Stellar has authorized the execution, delivery and performance of this Agreement by Stellar and the transactions contemplated in this Agreement.

5.23          MATERIAL TRANSACTIONS OR AFFILIATIONS. Set forth on Schedule 5.23, is a brief description or summary of every material contract, agreement, or arrangement between any member of the Stellar Group, and any predecessor and any Person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by the Stellar to own beneficially, 10% or more of the issued and outstanding common shares of Stellar, on a fully diluted basis, and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. In each such transaction, the amount paid or received, whether in cash, in services, or in kind, is, had been during the full term thereof, and is required to be paid during the unexpired portion of the term thereof, no less favorable to a member of the Stellar Group than terms available from otherwise unrelated parties in arm’s length transactions. Except as set forth on Schedule 5.23, no officer, director, or 10% shareholder of Stellar has any material interest, direct or indirect, in any material transaction with Stellar Group. There are no written commitments by any member of the Stellar Group to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

5.24          FOREIGN CORRUPT PRACTICES. No member of the Stellar Group nor, to Stellar’s Knowledge, any agent or other Person acting on behalf of any Stellar Group Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by any Stellar Group Company (or made by any person acting on its behalf of which Stellar is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the CFPOA or the FCPA.

5.25          OFFICE OF FOREIGN ASSETS CONTROL. No Stellar Group Company nor, to Stellar’s Knowledge, any of its directors, officers, agents, employees or affiliates is currently subject to any U.S. sanctions administered by OFAC or any comparable authority in Canada.

5.26          MONEY LAUNDERING. The operations of each Stellar Group Company are and have been conducted at all times in compliance with applicable Money Laundering Laws, and no Action by or before any Governmental Authority involving any Stellar Group Company with respect to the Money Laundering Laws is pending or, to the Knowledge of Stellar, threatened.

5.27          SARBANES-OXLEY; Internal Accounting Controls. Stellar and the Stellar Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by SEC thereunder that are effective as of the date hereof and as of the Closing Date. Stellar and the Stellar Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Stellar and the Stellar Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and have designed such disclosure controls and procedures to ensure that information required to be disclosed by in the reports Stellar files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in SEC’s rules and forms. Stellar’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of Stellar and the Stellar Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Stellar presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of Stellar and Stellar Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of Stellar.

5.28          INVESTMENT COMPANY. No Stellar Group Company is, and is not an Affiliate of, and immediately after consummation of the transactions contemplated by this Agreement, will not be or be an Affiliate of, an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

5.29          REGISTRATION RIGHTS. No Person has any right to cause Stellar or any Stellar Subsidiary to effect the registration under the Securities Act of any of its respective securities.

5.30          LISTING AND MAINTENANCE REQUIREMENTS. The Common Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Stellar has taken no action designed to, or which to its Knowledge is likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act nor has Stellar received any notification that the SEC is contemplating terminating such registration. The Common Shares are listed on NASDAQ for trading under the symbol “SBOT.” Except as set forth on Schedule 5.31, Stellar has not, in the 12 months preceding the date hereof, received notice from NASDAQ on which the Common Shares are or have been listed or quoted to the effect that Stellar is not in compliance with the listing or maintenance requirements of such trading market. Stellar is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Shares are currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and Stellar is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer. Subject to receipt of the Required Approvals, the issuance and sale of the Stellar Shares to the Shareholders, as contemplated hereunder, does not contravene the rules and regulations of the NASDAQ.

5.31          CANADIAN SECURITIES FILINGS. Stellar is a “reporting issuer” as the term is defined under applicable Canadian securities Laws in each of the Provinces of British Columbia and Alberta and is not in default of the requirements of such Laws. Stellar has timely filed with the British Columbia and Alberta Securities Commission (the “Commissions”) all registration statements, prospectuses, management information circulars or proxy statements, reports including material change reports and business acquisition reports, schedules, forms including annual information forms, statements including audited, interim and pro forma financial statements and related management’s discussion and analysis of financial conditions and results of operations, and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the Commissions since October 1, 2017 (the “Canadian Filings”). True, correct, and complete copies of all the Canadian Filings are publicly available on SEDAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Canadian Filings complied in all material respects with all applicable Laws, the requirements of the rules and regulations of the Commissions and rules and policies of NASDAQ applicable to such Canadian Filings. Stellar has not made, and does not have, any confidential filings with the Commissions. None of the Canadian Filings, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact (a defined under Canadian securities Laws) or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There has been no change in any material fact or a material change (as such term is defined under Canadian securities Laws) in any of the information contained in the Canadian Filings, except for changes in material facts or material changes that are reflected in a subsequently filed document included in the Canadian Filings. None of the Canadian Filings is the subject of ongoing review or outstanding investigation by the Commissions or NASDAQ and there are no outstanding or unresolved comments received from the Commissions or NASDAQ with respect to any of the Stellar Filings. None of the Stellar Subsidiaries is required to file or furnish any forms, reports, or other documents with the Commissions or the Exchange. None of the directors or officers of Stellar have received any objection from the Commissions or NASDAQ in respect of their serving in the capacities as directors or officers of any reporting issuer in any jurisdiction.

5.32          DISCLOSURE. The information set forth in this Agreement and in the Stellar Disclosure Schedules and exhibits attached hereto and incorporated herein by reference are complete and accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. The information regarding the Stellar Group supplied or to be supplied by or on behalf of Stellar for inclusion or incorporation by reference in any filing with the SEC required to be made by Stellar in connection with this Agreement and the transactions contemplated hereby, including but not limited to filings on Form 8-K and Schedule 14A (the Proxy Statement) will, at the time of such filing (and in the case of the Proxy Statement (and any amendment or supplement thereto) at the time it is first mailed to the Stellar shareholders, or at the time of the Stellar Shareholders’ Meeting (or any adjournment or postponement thereof)), not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties contained in this Section 5.33 will not apply to statements or omissions included in any such filings with the SEC (and, in each case, any amendment or supplement thereto) based upon information regarding Edesa supplied to Stellar in writing by Edesa for use therein.

5.33          ACCOUNTANTS. Moss Adams LLP is Stellar’s independent registered public accounting firm. To the Knowledge of Stellar, such accounting firm is a registered public accounting firm as required by the Exchange Act.

5.34          BROKERS. Other than amounts payable to H.C. Wainwright & Co. and Cassel Salpeter & Co., LLC, Stellar has not employed any investment banker, financial advisor, broker or finder, nor has it nor will it incur directly or indirectly, any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement or the Stellar Exchange Documents.

5.35          OPINION OF FINANCIAL ADVISOR TO STELLAR. Stellar’s Board of Directors has received the opinion of Cassel Salpeter & Co., LLC to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Base Ratio in the Share Exchange pursuant to this Agreement is fair, from a financial point of view, to Stellar. Stellar agrees to provide to Edesa and the Shareholders a true and complete copy of the fairness opinion for informational purposes only promptly after the date of this Agreement; provided, however, that such copy may not be distributed by Edesa or any Shareholder to any other Person and may not be disclosed or disseminated to the public, in either case without the prior written consent of Stellar.

Article VI
PRE-CLOSING COVENANTS

6.1              ACCESS TO PROPERTIES AND RECORDS. Stellar and Edesa will each afford to the officers and authorized Representatives of the other full access during regular business hours to the properties, books, and records of Stellar, the Stellar Subsidiaries, or Edesa, as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Stellar, the Stellar Subsidiaries, or Edesa, as the case may be, as the other shall from time to time reasonably request and which is in the possession of or reasonably accessible to the Corporate Party that is the subject of the request.

6.2              CONDUCT OF BUSINESS. Except as (i) disclosed in Schedule 6.2 or as otherwise expressly permitted or required under or by this Agreement, (ii) required by the Edesa Financing or reasonably necessary to complete the Edesa Financing; (iii) consented to by Stellar or Edesa, as the case may be, in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or (iv) required by any Law, each of Stellar and Edesa agree, severally and not jointly, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the ”Interim Period”), to, (x) use its commercially reasonable efforts to conduct its respective business in the Ordinary Course of Business in a manner consistent with past practice in all material respects, (y) prepare, in the Ordinary Course of Business (except as otherwise required by applicable Law), and timely file all material Tax Returns (taking into account all valid extensions) required to be filed by it on or before the Closing Date and fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed (other than Taxes being contested in good faith through appropriate proceedings) and (z) use its respective commercially reasonable efforts to preserve, in all material respects, consistent with past practices, its business organizations and goodwill intact, including the material assets and properties of the business and relations with customers, suppliers, licensors, licensees and distributors having material commercial or business dealings with it (it being understood that such efforts will not include any requirement or obligation to pay any consideration not otherwise required to be paid by the terms of an existing Contract or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract). Without limiting the generality of the foregoing, except as contemplated by this Agreement, Stellar shall not, and shall ensure that none of the Stellar Subsidiaries:

(a)               buy, acquire, transfer, lease, license, sell or otherwise dispose of any of its assets, or permit any Encumbrance to attach to or affect any of its assets;

(b)               fail to maintain all of its consents, permits or authorizations in full force and effect, except to the extent that the failure to do so would not have a Material Adverse Effect;

(c)               make any general or specific increase in the remuneration of the employees, officers, directors, contractors and service agents of Stellar or any Stellar Subsidiary, or grants to them any additional benefits;

(d)               implement any employee benefit plan without the prior written consent of Edesa;

(e)               make any modification in its usual sales, accounting, management, collection or credit granting practices; or

(f)                make or rescind any express or deemed election or designation relating to Taxes of Stellar or the Stellar Subsidiaries or refile any Tax Return, unless the prior written consent to do so is received from Edesa, such consent not to be unreasonably withheld or delayed.

6.3              PREPARATION OF SEC DOCUMENTS.

(a)               Promptly after the date of this Agreement, Stellar shall prepare and file with the SEC a proxy statement on Schedule 14A under the Exchange Act (as the same is amended or supplemented in both its preliminary and definitive forms from time to time, the “Proxy Statement”), to be made available electronically or otherwise mailed in its definitive form(s) to the Stellar shareholders in connection with the Stellar Shareholders’ Meeting, as may be permitted by the rules and regulations promulgated under the Exchange Act as in effect from time to time. The Proxy Statement shall comply in all material respects with the rules and regulations promulgated by the SEC. Edesa shall cooperate with Stellar in the preparation of the Proxy Statement to provide such information as may be reasonably required to so comply with SEC rules and regulations, including the provision of the Edesa Financial Statements (except the Edesa Interim Financial Statements) to Stellar no later than the date of this Agreement. The Edesa Financial Statements shall (A) have been prepared in accordance with the books of account and records of Edesa; (B) fairly present Edesa’s financial condition and the results of its operations at the dates and for the periods specified in those statements; and (C) have been prepared in accordance with GAAP consistently applied with prior periods. The Proxy Statement shall include (1) the Stellar Board Recommendation, and (2) a summary and a copy of the opinion of Cassel Salpeter & Co., Stellar’s financial advisor, to the effect that, as of the date of such opinion, the Share Exchange is fair, from a financial point of view, to Stellar. Stellar shall have received all other financial information of Edesa as required under the provisions of this Agreement on a timely basis, including any unaudited interim financial statements, as may be required to comply with SEC rules and regulations. Edesa shall cooperate with Stellar in providing such information as may be requested by Stellar to respond timely and fully to any comments from the SEC on the preliminary Proxy Statement received by Stellar. As promptly as practicable after the Proxy Statement shall have become finalized in its definitive form, Stellar shall use its reasonable commercial efforts to cause the Proxy Statement to be made available electronically or otherwise distributed to its shareholders in accordance with Stellar’s governing documents and applicable Law. No filing of, or amendment or supplement to, the Proxy Statement will be made (in each case including documents incorporated by reference therein) by Stellar without providing Edesa with a reasonable opportunity to review and comment thereon and Stellar shall give reasonable and good faith consideration to any comments made by Edesa and its legal advisors.

(b)               If at any time prior to the Closing any information relating to Stellar or any of the Stellar Subsidiaries, directors or officers, should be discovered by Stellar which should be set forth in an amendment or supplement to the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, Stellar shall promptly notify Edesa and an appropriate amendment or supplement, in form and substance reasonably acceptable to Edesa, describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Stellar shareholders.

(c)               All of the fees, costs and expenses incurred or payable to any other Person (other than accounting, audit, and legal fees and expenses of any Party, which shall be subject to Section 11.3) in connection with the preparation and filing of the Proxy Statement, including all of the fees, costs and expenses of the financial printer and other Persons for the printing and mailing of the Proxy Statement, as applicable, shall constitute Transaction Costs.

6.4              DIRECTOR’S AND OFFICER’S QUESTIONNAIRES. Promptly after the execution of this Agreement, Edesa shall cause each of its executive officers and directors to complete and sign a director’s and officer’s questionnaire in such form and substance as provided by Stellar and its counsel, containing such information as shall be required under the Securities Act and the Exchange Act for reporting by Stellar of the transactions contemplated hereby in the Proxy Statement and on Form 8-K, in each case to be filed with the SEC.

6.5              STELLAR SHAREHOLDERS’ MEETING. As soon as practicable after the effective date of this Agreement, Stellar shall duly in accordance with its articles and applicable Law and the rules of NASDAQ call, give notice of, convene and hold a meeting of Stellar shareholders, at which a quorum is present, for the purpose of approving: (i) the issuance of the Stellar Shares to the Shareholders as contemplated herein, as required by the rules of the NASDAQ, and (ii) such other matters (collectively, the “Meeting Matters”) as Stellar shall deem necessary and appropriate (the “Stellar Shareholders’ Meeting”). Stellar or its agents shall solicit proxies in favor of the approval of the Meeting Matters and against any resolution submitted by any Person that is inconsistent with the approval of the Meeting Matters or the completion of the Share Exchange, shall cause the board of directors to recommend to holders of the Common Shares that they vote in favor of approving the Meeting Matters, and Stellar shall take all other commercially reasonable action necessary or desirable, and use its commercially reasonable efforts, to secure the approval of the Share Exchange and the approval of the Meeting Matters by the requisite vote of the Stellar shareholders. Stellar shall give notice to Edesa of the Stellar Shareholders’ Meeting and allow Edesa and its Representatives and legal counsel to attend the Stellar Shareholders’ Meeting solely as non-participant observers unless any such Person is a Stellar shareholder. Stellar shall periodically provide Edesa with progress reports as received by Stellar from its agents as to the aggregate tally of the proxies received from the Stellar shareholders. Stellar shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation), or fail to call the Stellar Shareholders’ Meeting without Edesa’s prior written consent (such consent not to be unreasonably withheld or delayed), except as required for quorum purposes (in which case the Stellar Shareholders’ Meeting shall be adjourned for no more than thirty (30) calendar days (except as otherwise may be required in accordance with applicable Law) and not cancelled) or by applicable Law or by a Governmental Authority. Stellar shall promptly advise Edesa of any material communication (written or oral) received by Stellar from any securities regulatory authority, stock exchange or any other Governmental Authority in connection with the Stellar Shareholders’ Meeting.

6.6              STELLAR BOARD RECOMMENDATION. Subject to Section 6.7: (i) the board of directors of Stellar will recommend that Stellar shareholders vote their Common Shares in favor of approving the Meeting Matters ( the “Stellar Board Recommendation”); (ii) the Stellar Board Recommendation will not be withdrawn or modified, and no resolution by the board of directors of Stellar or any committee thereof to withdraw or modify the Stellar Board Recommendation will be adopted or publicly proposed by Stellar Group; (iii) the board of directors of Stellar will not fail to reaffirm or republish the Stellar Board Recommendation within three (3) Business Days of being reasonably requested by Edesa in writing to do so following any public announcement of the making, or receipt by or submission to Stellar of, an Acquisition Proposal not constituting a tender or exchange offer (which has not theretofore been publicly withdrawn); and (iv) the board of directors of Stellar will not, as of the earlier of: (a) expiration of the tenth (10th) Business Day next following the “commencement” (within the meaning of Rule 14d-2 under the Exchange Act), and (b) the date prior to the Stellar Shareholder Meeting, fail to recommend against acceptance of, or take a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken by Stellar pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

6.7              CHANGE IN STELLAR BOARD RECOMMENDATION. Notwithstanding anything to the contrary contained in Section 6.6, at any time prior to the Shareholder Approval, the Stellar Board Recommendation may be withdrawn or modified (a “Stellar Change in Recommendation”) if the board of directors of Stellar concludes in good faith, after consultation with Stellar’s outside legal counsel and financial advisors, that as a result of Stellar’s receipt of an Acquisition Proposal that was not the result of a breach of Section 6.11 and that the board of directors of Stellar has determined in good faith, after consultation with Stellar’s outside legal and financial advisors, constitutes a Superior Offer, a failure to make a Stellar Change in Recommendation is reasonably likely to be inconsistent with the fiduciary duties of the board of directors of Stellar under applicable Law; provided, however, that prior to Stellar taking any action permitted under this Section 6.7, Stellar shall provide Edesa and the Shareholders with four (4) Business Days’ prior written notice (the “Notice Period”) advising Edesa and the Shareholders that it intends to effect such withdrawal or modification to the Stellar Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, the information required by Section 6.12), and during such Notice Period, (i) Stellar shall negotiate, and cause its Representatives to negotiate, with Edesa in good faith (to the extent Edesa notifies Stellar that it wishes to so negotiate) to enable Edesa to determine whether to propose in the form of a binding amendment to this Agreement revisions to the terms of this Agreement such that after taking into account such revisions, the Superior Offer no longer constitutes such, and (ii) Stellar shall consider in good faith any proposal by Edesa or the Shareholders to amend the terms and conditions of this Agreement in a manner that would make Edesa’s or the Shareholders’ modified proposal at least as favorable to Stellar and its shareholders as the Superior Offer; provided, however, that in the event of any amendment or modification to the terms of such Superior Offer which the board of directors of Stellar determines in good faith, after consultation with Stellar’s outside legal and financial advisors, makes it more favorable than the latest modified proposal by Edesa or the Shareholders, the notification provisions above shall again apply, except that the four (4) Business Days’ prior written notice requirement shall be reduced from four (4) to two (2) Business Days. If the board of directors of Stellar determines that, in accordance with clause (ii) of the immediately preceding sentence, Edesa’s or Shareholder’s modified proposal is at least as favorable to Stellar and its shareholders as the Superior Offer (after taking account any amendment or modification of the terms of the Superior Offer) then the board of directors of Stellar shall recommend such modified proposal to the shareholders of Stellar.

6.8              ADDITIONAL COVENANTS.

(a)               Until the earlier of the Closing Date and the date on which this Agreement has been terminated pursuant to Article X, each of the Parties hereby agrees that, except as permitted by this Agreement or as otherwise required by applicable Law, it shall not take any action that would interfere or be inconsistent with, or would materially delay, the completion of the Share Exchange.

(b)               Promptly upon execution of this Agreement, each of the Parties shall, and shall instruct its Representatives to, terminate any solicitation, encouragement, discussion or negotiation with or involving any Person not a Party to this Agreement (or their respective Representatives) relating to an Acquisition Proposal or an Acquisition Transaction.

(c)               At the reasonable written request of Edesa, Stellar shall include in the Proxy Statement a proposal for approval by its shareholders of an amendment to Stellar’s 2017 Incentive Compensation Plan providing for an increase in the number of authorized shares thereunder, in order to accommodate the combined entity structure post-Closing, such number of shares to be mutually agreed by Edesa and Stellar. For the avoidance of doubt, such proposal shall constitute a Meeting Matter and shall not be a constituent for the purposes of the Shareholder Approval.-

6.9              LISTING OF ADDITIONAL SHARES. Stellar shall use its reasonable commercial efforts to cause the Stellar Shares to be issued to the Shareholders as contemplated herein to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

6.10          [RESERVED].

6.11          NO SOLICITATION. From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Article X, except as otherwise provided in Section 6.7, each of Stellar and Edesa agree, severally and not jointly, that it shall not (and each shall cause its Affiliates to not), directly or indirectly: (a) solicit, initiate, encourage, or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or otherwise solicit, initiate, encourage or facilitate any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (b) provide any non-public information to any Person in connection with an Acquisition Proposal or Acquisition Inquiry; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (d) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or (e) enter into any letter of intent or similar document or any Contract contemplating or providing for any Acquisition Transaction or Acquisition Proposal. For purposes of this Section 6.11:

(a)               “Acquisition Inquiry” means an inquiry, indication of interest or request for information that could reasonably be expected to lead to an Acquisition Proposal.

(b)               “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest relating to any Acquisition Transaction.

(c)               “Acquisition Transaction” means any transaction or series of transactions (other than the transactions contemplated by this Agreement) with any Person involving: (i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets of such Person.

6.12          ACQUISITION PROPOSALS. Stellar shall, as promptly as practicable and in any event within four (4) Business Days after receipt, notify Edesa of any Acquisition Proposal or Acquisition Inquiry received after the date hereof by Stellar or its Representatives from any Person (other than Edesa or its Representatives) or any amendments to the foregoing, and shall provide Edesa with a copy of or, in the case of any non-written Acquisition Proposal or Acquisition Inquiry, a summary in reasonable detail of (i) any notice from any Person informing it that such Person is considering making, or has made, an Acquisition Proposal or Acquisition Inquiry, and (ii) any Acquisition Proposal or Acquisition Inquiry (or any amendment thereto), in each case forthwith after it is received by Stellar or its Representatives.

6.13          ACCESS TO INFORMATION. If Stellar receives a written request (after the date hereof and prior to the Shareholder Approval) for non-public information relating to Stellar and/or any Stellar Subsidiary or for access to the books and records of Stellar and/or any Stellar Subsidiary or any of them in connection with a bona fide unsolicited written Acquisition Proposal from an arm’s length person not procured in contravention of Stellar’s obligations under Section 6.11 that the board of directors of Stellar determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Offer if consummated in accordance with its terms, then Stellar may, notwithstanding Section 6.11, but subject to compliance with Section 6.6, Section 6.7, Section 6.12 and this Section 6.13 and provided Stellar has entered into (and provided Edesa with a copy) of a confidentiality agreement with such Person on terms no less favorable to Stellar (including with respect to standstill restrictions) than those in the confidentiality agreement between Stellar and Edesa dated November 27, 2018:

(a)               provide such Person with access to such information and engage in discussions or negotiations with such Person; and

(b)               shall concurrently with the provision thereof to such Person provide Edesa with a list of and copies of the information and immediate access to the same information that Stellar provided to such Person (except that Stellar shall not be required to provide copies of or access to such information to the extent such information was already provided or made available to Edesa or its representatives).

6.14          CONTINUATION OF NASDAQ LISTING. Stellar and Edesa each agree from and after the date of this Agreement to use their reasonable commercial efforts to make such filings, provide such documents, and undertake such other actions as may be necessary to secure approval from NASDAQ for Edesa to succeed to Stellar’s listing on such stock market from and after the Closing Date, and each Corporate Party agrees to provide commercially reasonable co-operation and assistance to the other Corporate Party in connection therewith. Each of Edesa and Stellar acknowledge and agree that the maintenance of the NASDAQ listing post-Closing is a material consideration for the Parties’ entry into this Agreement, and further acknowledge and agree that there can be no assurance that the application to NASDAQ for continued listing will be approved on or prior to the Closing Date or at all.

6.15          THIRD PARTY CONSENTS AND CERTIFICATES. Stellar and Edesa agree, severally and not jointly, to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein and therein contemplated, including those set forth on Schedule 6.15.

6.16          STANDSTILL. Edesa and the Shareholders agree, jointly and not severally, that until the earlier to occur of (i) the date of the termination of this Agreement pursuant to Article X, or (ii) the Closing Date, none of Edesa or the Shareholders will, without the prior written consent of Stellar:

(a)               acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of Stellar or the Stellar Subsidiaries, or of any successor to or person in control of Stellar, or any assets of Stellar, the Stellar Subsidiaries or any division thereof or of any such successor or controlling person;

(b)               make or in any way participate, directly or indirectly, in any “solicitation” or “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of any voting securities of Stellar;

(c)               make any public announcement with respect any extraordinary transaction involving Stellar or its securities or assets;

(d)               form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing; or

(e)               otherwise act, alone or in concert with others, to seek to control the management, board of directors, or policies of Stellar.

6.17          ACTIONS PRIOR TO CLOSING.

(a)               From and after the date of this Agreement until the Closing Date and except as described in Schedule 6.17 or as otherwise permitted or contemplated by this Agreement, Stellar, on the one hand, and Edesa, on the other hand, shall (and Stellar shall cause the Stellar Subsidiaries to):

(i)                 carry on its business in substantially the same manner as it has heretofore;

(ii)              maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii)            maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv)             perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v)               use its reasonable best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi)             fully comply with and perform in all material respects all obligations and duties imposed on it by all Laws and Governmental Orders imposed by Governmental Authorities.

(b)               From and after the date of this Agreement until the Closing Date, neither Stellar nor the Stellar Subsidiaries, on the one hand, nor Edesa, on the other hand, will (and Stellar shall cause the Stellar Subsidiaries not to) except as described in Schedule 6.17 or as otherwise required by this Agreement (including pursuant to the Edesa Financing):

(i)                 amends its articles, by-laws, constating documents or other organizational documents;

(ii)              enter into or amend any material Contract or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any Contract or other instrument in the Ordinary Course of Business involving the sale of goods or services;

(iii)            in the case of Stellar, effect any share split, share dividend, reverse share split, consolidation, recapitalization, or similar change in the outstanding the Common Shares, without the prior written consent of Edesa (such consent not to be unreasonably withheld or delayed); or

(iv)             in the case of Stellar, issue or grant any shares or other securities (except upon the exercise of outstanding options or the Stellar Warrants), or any options, warrants, privileges or rights to acquire shares or other securities, or any right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise).

6.18          BOARD SEATS. Edesa shall provide Stellar on a timely basis with such information as Stellar may reasonably require for inclusion in Schedule 14A in connection with the composition of the board of directors of New Edesa following the Closing (the “New Board”). In connection therewith, Stellar shall take all actions reasonably necessary to set the number of directors on the New Board as of the Closing at seven (7), with four (4) members proposed by Edesa (the “Edesa Appointees”), one (1) proposed by Stellar (the “Stellar Appointee”), and two (2) “independent directors” as defined under NASDAQ corporate governance rules (the “Independent Appointees”); provided, however, that the number of independent directors may be increased as may be necessary to meet NASDAQ listing requirements; and provided further that at least one independent director shall meet the qualifications of an “audit committee financial expert” as defined in Rule 407(d)(5)(ii) and (iii) under Regulation S-K under the Exchange Act and the Securities Act. Stellar shall take all actions reasonably necessary to cause the New Board, immediately after the Closing, to consist of the Edesa Appointees, the Company Appointee and the Independent Appointees. Stellar shall deliver to Edesa written resignations (in form and substance acceptable to Edesa) (the “Resignations”), effective as of the Closing Date, of the executive management and directors of the Stellar Group, except for the directors who will remain as board members of the New Board (the “Remaining Members”) and such other executive managers and directors of the Stellar Group who have agreed to remain with New Edesa at the prior written request of Edesa, and shall deliver a consent resolution of the Remaining Members appointing the Edesa Appointees, the Company Appointee and the Independent Appointees, or such of them as are not Remaining Members, to fill the vacancies on the board of Stellar created by the Resignations.

6.19          SHAREHOLDERS’ REPRESENTATIVE.

(a)               Each of the Shareholders agrees that Dr. Pardeep Nijhawan is hereby designated as “Shareholders’ Representative” to represent each of the Shareholders for purposes of this Agreement, including prior to the Closing for the purposes set forth herein. All of the Shareholders agree that Dr. Pardeep Nijhawan may appoint a successor Shareholders’ Representative at any time, and that any such successor Shareholders’ Representative shall have all of the rights and obligations pertaining to the Shareholders’ Representative as set forth in this Agreement. The Shareholders’ Representative shall have the following powers and duties: (i) to take such lawful actions and to incur such costs and expenses as the Shareholders’ Representative, in its sole discretion, deems necessary or advisable to safeguard the interests of the Shareholders in this Agreement and the transactions contemplated hereby; (ii) to compromise, modify, settle, waive, relinquish, exchange, liquidate or otherwise resolve the rights of the Shareholders in and to any amounts that are or may be payable after the Closing by Edesa hereunder, which compromise, modification, settlement, waiver, relinquishment, exchange, liquidation or resolution may include payment to the Shareholders of cash, property or any combination thereof; (iii) to employ accountants, investment banks, appraisers, and other experts, attorneys and such other agents as the Shareholders’ Representative may deem advisable; (iv) to incur fees, costs and expenses relating to the performance and implementation of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (including costs and expenses relating to third-party paying agents, wire expenses and other costs and expenses relating to the payment of any amounts due hereunder); (v) to execute, deliver and perform under this Agreement and the other Transaction Documents to which the Shareholders are party; (vii) subject to Section 11.3, execute and deliver any or perform under any amendment or waiver to this Agreement and the other Transaction Documents; and (viii) to take all lawful actions which the Shareholders’ Representative deems necessary or advisable in order to carry out the foregoing. The Shareholders’ Representative shall serve without compensation. The Shareholders’ Representative shall not be liable to the Shareholders for the performance of any act or failure to act so long as it acted (or failed to act) in good faith within what it reasonably believed to be the scope of its authority and for a purpose which it reasonably believed to be in the best interests of the Shareholders.

(b)               The appointment of the Shareholders’ Representative shall be deemed coupled with an interest and is hereby irrevocable. The provisions of this Section 6.19 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest, are given primarily for a business or commercial purpose, shall survive the death, disability, incapacity, bankruptcy, dissolution or liquidation of each Shareholder, and are granted by each of the Shareholders to the Shareholders’ Representative, and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Shareholder.

(c)               The Shareholders’ Representative shall act for the Shareholders on all of the matters set forth in this Agreement and the transactions contemplated hereby in the manner the Shareholders’ Representative believes in good faith to be in the best interest of the Shareholders and consistent with its obligations under this Agreement. The Shareholders’ Representative shall not be responsible to the Shareholders for any damages they may suffer by reason of the performance by the Shareholders’ Representative of the powers, authority and duties of the Shareholders’ Representative under this Agreement, other than loss or damage arising from a willful and knowing violation of the Law or this Agreement by the Shareholders’ Representative.

(d)               Each Shareholder agrees to indemnify and hold harmless the Shareholders’ Representative from, and promptly reimburse the Shareholders’ Representative for, any loss, damage, fees, costs or expenses arising from the performance of the powers, authority and duties of the Shareholders’ Representative hereunder, including the reasonable cost of any legal counsel or accountants retained by the Shareholders’ Representative on behalf of the Shareholders or otherwise, but excluding any loss or damage arising from a willful and knowing violation of the Law or this Agreement by the Shareholders’ Representative.

(e)               All actions, decisions and instructions of the Shareholders’ Representative taken, made or given pursuant to the power or authority granted to the Shareholders’ Representative pursuant to this Section 6.19 shall be conclusive and binding upon each Shareholder, and no Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. Each of Stellar and Edesa shall be entitled to rely solely on the Shareholders’ Representative with respect to any action or decision required to be made, taken, agreed to or consented to by the Shareholders under this Agreement or the other Transaction Documents. Any action or decision taken or made by Stellar or Edesa under this Agreement or the other Transaction Documents with the consent or agreement of, or at the request of, the Shareholders’ Representative shall be deemed approved, consented to, conclusive and binding on all Shareholders, regardless of whether any such Shareholder was provided with notice of any such action or decision.

6.20          DIRECTORS & OFFICERS INSURANCE; INDEMNIFICATION. Prior to the Closing, Stellar shall obtain an irrevocable “tail” insurance policy naming the current officers and directors of Stellar as direct beneficiaries (the “D&O Indemnified Persons”) with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as Stellar’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Stellar’s existing policies with respect to matters existing or occurring at or prior to the Closing Date (the “D&O Tail Policy”). New Edesa shall use its reasonable best efforts to maintain the D&O Tail Policy in effect for six (6) years from the Closing Date. The provisions of this Section 6.20 are (i) intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.21          PUBLIC ANNOUNCEMENTS. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), none of Stellar, Edesa or the Shareholders, or their respective Affiliates, shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the others, which consent shall not be unreasonably withheld or delayed. Prior to any such press release or public announcement, none of the Parties shall disclose this Agreement or any aspect of the Share Exchange except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors. Notwithstanding the foregoing, (a) the Parties acknowledge that Stellar is a public company and will have to file a current report on Form 8-K regarding this Agreement and the Share Exchange, and Stellar will provide Edesa a reasonable opportunity to review and comment on such Form 8-K and any associated public announcement regarding this Agreement and the transactions contemplated hereby and Stellar shall consider the reasonable and timely comments of Edesa thereon in good faith; and (b) (i) on the advice of outside legal counsel, Stellar may issue a press release or public statement without the consent of Edesa if required by applicable Law or otherwise made in connection with a Stellar Change in Recommendation and (ii) other than a press release announcing a Stellar Change in Recommendation or a subsequent press release relating to such Stellar Change in Recommendation, any press release or public statement to be issued without the consent of Edesa pursuant to clause (i) shall be subject to reasonable prior notice to and review of Edesa, to the extent reasonable prior notice is practicable, and Stellar shall consider the reasonable and timely comments of Edesa thereon in good faith.

6.22          FURTHER ASSURANCES. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, each of the Parties agrees that it will promptly take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request in order to consummate the transactions contemplated herein and in the other Transaction Documents.

6.23          NOTIFICATION. Between the date of this Agreement and the Closing Date, each of the Parties to this Agreement will promptly notify the other Parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such Party, such Party will promptly deliver to the other Parties a supplement to the Schedules specifying such change. During the same period, each Party will promptly notify the other Parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

6.24          CONFIDENTIALITY. Each of the Parties agree that for a period of three (3) years from and after the date of this Agreement (regardless of whether the transactions contemplated hereby are consummated), each will hold, and will cause its directors, officers, employees, Affiliates, consultants and advisers (collectively, “Representatives”) to hold, in confidence all documents and information furnished to it (the “Receiving Party”) by or on behalf of the other Party (the “Disclosing Party”) either before or after such date, in connection with the transactions contemplated by this Agreement (the “Confidential Material”). Each Party agrees that it will use the Confidential Material solely for the purpose of the transactions contemplated by this Agreement (including without limitation descriptions or attachments of Confidential Material in any press releases and public filings that Stellar determines are necessary or advisable to comply with applicable securities laws or as required by Law) and it will not use the Confidential Material in any way detrimental to the other Party. In the event that a Party is requested in any proceeding to disclose any Confidential Material, such Party shall give the other Parties prompt notice of such request so that the other Parties may seek an appropriate protective order. If, in the absence of a protective order, a Party is nonetheless compelled to disclose Confidential Material, such Party may disclose such information without Liability hereunder; provided, however, that such Party will give the other Parties written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the request of and at the expense of such other Party or Parties, such Party will use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information. The term “Confidential Material” shall not include information that was or becomes generally available on a non-confidential basis provided that the source of such information was not bound by a confidentiality agreement. Without granting any right or license, the Disclosing Party agrees that the foregoing shall not apply to any information that the Receiving Party can document: (i) is (through no improper action or inaction by the Receiving Party or any affiliate, agent, consultant or employee) generally available to the public, or (ii) was in its possession or known by it prior to receipt from the Disclosing Party, or (iii) was rightfully disclosed to it by a third party without restriction, provided the Receiving Party complies with any restrictions imposed by the third party, or (iv) was independently developed without use of any Confidential Material of the Disclosing Party by employees of the Receiving Party who have had no access to such information. The Parties agree that because money damages may not be a sufficient remedy for any breach of the foregoing covenants and agreements, the Disclosing Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any such breach of this Agreement in addition to all monetary remedies available at law or in equity. This Section 6.24 survives the termination of this Agreement.

Article VII
POST-CLOSING COVENANTS

7.1              SALES UNDER RULES 144 OR 145, IF APPLICABLE.

(a)               Upon being informed in writing by any person holding restricted shares of Stellar as of the date of this Agreement that such person intends to sell any shares under Rule 144 or Rule 145 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Stellar will certify in writing to such person that it has filed all of the reports required to be filed by it under the Exchange Act prior to the Closing Date to enable such person to sell such person’s restricted shares under Rule 144 or 145, as may be applicable in the circumstances, or will inform such person in writing that it has not filed any such report or reports.

(b)               If any certificate representing any such restricted shares is presented to New Edesa’s transfer agent for registration of transfer in connection with any sale theretofore made under Rule 144 or 145, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to New Edesa and its counsel that such transfer has complied with the requirements of Rule 144 or 145, as the case may be, New Edesa will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144 or 145, as the case may be, free of any stop transfer order or restrictive legend.

7.2              DELIVERY OF ADDITIONAL INSTRUMENTS ON REQUEST. Each Party agrees to execute and deliver or cause to be executed and delivered at the Closing and at such other times and places as shall be reasonably agreed, such additional instruments as it may reasonably request for the purpose of fully effecting the transactions contemplated by this Agreement.

Article VIII
INDEMNIFICATION

8.1              SURVIVAL OF THE REPRESENTATIONS AND WARRANTIES. No claims may be asserted under the representations, warranties and covenants set forth in this Agreement after the Closing Date, except that the representations made by each Shareholder in Article IV will survive for a period of three (3) years following the Closing Date and claims may be asserted for breach of any of the representations Article IV by any Shareholder for three (3) years from the Closing Date. No claim with respect to breaches of covenants, representations or warranties, including without limitation claims for indemnification, may be brought by any Party hereto, other than a claim for fraud, after expiration of the applicable period set forth in the preceding sentence.

8.2              INVESTIGATION. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the Party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document required to be delivered pursuant hereto, shall be deemed to be representations and warranties for purposes of this Agreement; provided, that any Knowledge or materiality qualifications contained herein shall be applicable to such other documents.

8.3              INDEMNIFICATION.

(a)               Indemnification of Stellar. Each Shareholder, severally and not jointly, hereby agrees to indemnify Stellar and each of the Stellar Subsidiaries, and each of their respective officers and directors, against any loss, Liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (collectively a “Stellar Loss”), to which it or they may become subject arising out of (a) any breach or default in the performance by such Shareholder of any covenant or agreement made by such Shareholder in this Agreement; (b) any breach of any representation or warranty made by such Shareholder in Article IV of this Agreement; and (c) any and all litigation incident to any of the foregoing. Notwithstanding the provisions of Section 8.1, the indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

(b)               Third Party Claims. Each Shareholder in connection with its indemnification against any matter pursuant to Section 8.3(a) of this Agreement is referred to herein as the “Indemnifying Party” and the Stellar Group Party or Parties claiming indemnity is referred to as the “Indemnified Party.”

(i)                 An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any Liability which might give rise to a claim for indemnity under this Agreement within thirty (30) calendar days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any Liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

(ii)              The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

(iii)            The Parties agree to cooperate in defending such third party claims.

(iv)             With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a Liability of the Indemnifying Party.

(v)               The maximum amount of any Stellar Loss that may be recovered by an Indemnified Party from each Shareholder shall be limited to the value of the Stellar Shares received by such Shareholder, with such value determined as of the Closing Time.

(vi)             With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid within thirty (30) calendar days by the Indemnifying Party upon demand by the Indemnified Party.

Article IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF the parties

9.1              CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of Stellar, Edesa and the Shareholders to consummate, or cause to be consummated, the transactions contemplated hereby, are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)           there shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the transactions contemplated hereby and in the other Transaction Documents;

(b)           the Shareholder Approval shall have been obtained;

(c)           the listing of the common shares of New Edesa on the NASDAQ shall have been approved by the NASDAQ at or prior to the Closing; and

(d)           there shall not have been commenced any Action against any of the Parties relating to the transactions contemplated hereby.

9.2              CONDITIONS TO THE OBLIGATIONS OF STELLAR. The obligations of Stellar under this Agreement are subject to the satisfaction (or waiver by Stellar of any one or more of the following conditions in the exercise of its sole discretion), at or before the Closing Date, of the following conditions:

(a)           Representations and Warranties.

(i)                 Each of the representations and warranties of (A) Edesa contained Section 3.1 (Organization), Section 3.2 (Authorization; Enforceability), Section 3.24 (Brokers), and 3.30 (Accountants), and (B) the Shareholders contained in Section 4.1 (Authority; Enforceability), Section 4.2 (Ownership of Edesa Shares), Section 4.5 (Investor Status; Investment Intent), and Section 4.10 (Brokers) (collectively, the “Edesa Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date).

(ii)              The representations and warranties of Edesa contained in Section 3.4 (Capitalization) shall be true and correct as of the Closing Date as though made on the Closing Date.

(iii)            Each of the representations and warranties of Edesa and the Shareholders (other than the Edesa Specified Representations, and the representations and warranties of Edesa contained in Section 3.4 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Edesa.

(b)           Edesa and the Shareholders, and each of them, shall have complied, in all material respects, with all covenants required to be performed by them as of or prior to the Closing.

(c)           All consents to the consummation of the transactions contemplated by this Agreement that are required in order to prevent a breach of or a default under the terms of any agreement or instrument to which Edesa or the Shareholders is a party or is bound shall have been obtained by Edesa.

(d)           Stellar shall have received a legal opinion from counsel to Edesa that (i) Edesa is a company validly existing and in good standing under the laws of the Province of Ontario, Canada; (ii) the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Edesa’s organizational documents; (iii) Edesa has taken all action required by Law, its articles of incorporation and by-laws to authorize the execution and delivery of this Agreement; and (iv) Edesa has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Edesa, enforceable in accordance with its terms.

(e)           Each of Edesa and the Shareholders’ Representative, with respect to the Shareholders, shall have delivered to Stellar a certificate signed by an officer of Edesa (or in the case of the Shareholders, the Shareholders’ Representative), dated as of the Closing Date, certifying that the conditions applicable to it specified in Section 9.2(a) and Section 9.2(b) have been fulfilled, and confirming the condition set forth in Section 9.2(g).

(f)            Edesa shall have delivered to Stellar a true copy of the resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, and confirming that such resolutions have not been rescinded, withdrawn, modified or amended, and certified by the corporate secretary or similar officer thereof.

(g)           Prior to the Closing Date, there shall not have occurred any change that would have Material Adverse Effect in the financial condition, business, or operations of Edesa, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any Material Adverse Effect in the financial condition, business, or operations of Edesa.

(h)           Edesa shall have delivered to Stellar the Interim Financial Statements.

(i)            The Shareholders shall have delivered the Certificates to Stellar pursuant to Section 2.1 of this Agreement.

(j)            The Edesa Appointees and the Independent Appointees shall have delivered to Stellar Consents to Act as required under the BCBCA.

9.3              CONDITIONS TO THE OBLIGATIONS OF EDESA AND THE SHAREHOLDERS. The obligations of Edesa and each of the Shareholders under this Agreement are subject to the satisfaction (or waiver by Edesa and/or each of the Shareholders, as the case may be, of any one or more of the following conditions in the exercise of its or his/her sole discretion), at or before the Closing Date, of the following conditions:

(a)               Representations and Warranties.

(i)                 Each of the representations and warranties of Stellar contained Section 5.1 (Organization), Section 5.3 (Authorization; Enforceability), Section 5.34 (Accountants), and Section 5.33 (Brokers) (collectively, the “Stellar Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date).

(ii)              The representations and warranties of Stellar contained in Section 5.5 (Capitalization) shall be true and correct as of the Closing Date as though made on the Closing Date.

(iii)            Each of the representations and warranties of Stellar (other than the Stellar Specified Representations, and the representations and warranties of Stellar contained in Section 5.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Stellar.

(b)               Stellar shall have complied, in all material respects, with all covenants required to be performed by them as of or prior to the Closing (provided that failure to obtain approval of the Stellar shareholders as contemplated by Section 6.8(c) shall not be deemed a breach of this Agreement or the failure to satisfy a condition to closing under this Section 9.3).

(c)               All consents to the consummation of the transactions contemplated by this Agreement that are required in order to prevent a breach of or a default under the terms of any instrument to which Stellar is a party or is bound shall have been obtained by Stellar.

(d)               Each of the Persons listed in Section 9.3(d) of the Disclosure Schedules of Edesa shall have executed and delivered to New Edesa a consulting or employment agreement in form and substance satisfactory to Edesa, and the Chief Financial Officer of Stellar shall have entered into a new employment agreement with New Edesa in form and substance satisfactory to Edesa.

(e)               Stellar shall deliver to Edesa written resignations, effective as of the Closing Date, of the executive management of Stellar and the Stellar Subsidiaries, except for such executive managers who have agreed to remain with New Edesa at the prior written request of Edesa.

(f)                Edesa shall have received a legal opinion from counsel to Stellar that (i) Stellar is a company duly organized, validly existing, and in good standing under the laws of the Province of British Columbia, Canada; (ii) the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Stellar’s organizational documents; (iii) Stellar has taken all action required by Law and its articles to authorize the execution and delivery of this Agreement; and (iv) Stellar has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Stellar, enforceable in accordance with its terms.

(g)               Stellar shall have delivered to Edesa a certificate signed by an officer of Stellar, dated as of the Closing Date, certifying that the conditions applicable to it specified in Section 9.3(a) and Section 9.3(b) have been fulfilled, and confirming the condition set forth in Section 9.3(i).

(h)               Stellar shall have delivered to Edesa a true copy of the resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, and confirming that such resolutions have not been rescinded, withdrawn, modified or amended, and certified by the corporate secretary or similar officer thereof.

(i)                 Prior to the Closing Date, there shall not have occurred any change that would have Material Adverse Effect in the financial condition, business, or operations of Stellar, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any Material Adverse Effect in the financial condition, business, or operations of Stellar.

(j)                 The Shareholders shall have received the Stellar Shares pursuant to Section 2.1(f) of this Agreement in such proportions as is set forth opposite their respective names on Schedule I.

(k)               Stellar shall have prepared for filing with the registrar of companies for the Province of British Columbia immediately after the Closing a Notice of Amendment to its Articles of Incorporation to change its name to Edesa Biotech, Inc.

(l)                 The outstanding Equity Instruments shall have been exchanged or substituted for “Substitute Awards” (for the purpose of this Section 9.3(l), as such term is defined in the Stellar’s 2017 Incentive Compensation Plan) in the form of options that are exercisable for Stellar Shares in a manner that is consistent with this Section 9.3(l) and is otherwise satisfactory to Edesa and Stellar, each acting reasonably. The Equity Instruments shall be treated in the same manner as the Edesa Shares for the purpose of determining the number of Stellar Shares issuable pursuant to the Equity Instruments (as converted to Substitute Awards) and shall form part of the Stellar Shares otherwise issuable pursuant to Section 2.1(f) but shall be issued to the Edesa Option Holders as Substitute Awards in the form of options that are exercisable for Stellar Shares in the proportion indicated in Schedule I. For greater certainty, the number Substitute Awards issuable pursuant to this Section 9.3(l) shall form part of the Base Ratio (as adjusted) and shall further be adjusted to reflect the post-Closing adjustments contemplated in Section 2.1.

(m)             The Estimated Stellar Working Capital shall be equal to or greater than $1.5 million as of the Estimation Date.

Article X
TERMINATION

10.1          TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

(a)               by the mutual consent in writing of all of the Parties hereto;

(b)               by Edesa, if as of the Estimation Date, the Estimated Stellar Working Capital is less than $1.5 million;

(c)               by either Stellar or Edesa if (i) any of the conditions set forth in Article IX shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 28, 2019; provided that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, such failure and shall not be available to Stellar in the circumstances described in Section 10.1(b) and Section 10.1(f);

(d)               by Stellar (provided that Stellar is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 9.1 or Section 9.3 not to be satisfied), if Edesa or the Shareholders shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and (ii) is incapable of being cured by Edesa or the Shareholders, as the case may be, or is not cured within 30 days of written notice thereof to Edesa or the Shareholders, as the case may be;

(e)               by Edesa and/or the Shareholders (provided that none of Edesa nor the Shareholders is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 9.1 or Section 9.2 not to be satisfied), if Stellar shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) and (ii) is incapable of being cured by Stellar, or is not cured within 30 days of written notice thereof to Stellar provided that, for greater certainty, the failure to obtain approval of the Stellar shareholders as contemplated by Section 6.8(c) shall not be deemed a breach of this Agreement or the failure to satisfy a condition to Closing under Section 9.1(b);

(f)                by Edesa if the Shareholder Approval has not been obtained at the Stellar Shareholder Meeting or if the Stellar Shareholder Meeting has not been held by June 26, 2019 provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available where the failure to obtain the Shareholder Approval shall have been caused by the action or failure to act of Edesa or a Shareholder and such action or failure to act constitutes a breach by such Party of this Agreement and provided that, for greater certainty, the failure to obtain approval of the Stellar shareholders as contemplated by Section 6.8(c) shall not constitute a failure to obtain the Shareholder Approval;

(g)               by Edesa, prior to obtaining the Shareholder Approval, if the board of directors of Stellar (i) has effected any Stellar Change in Recommendation; (ii) has failed to reaffirm or republish the Stellar Board Recommendation within three (3) business days of being reasonably requested in writing by Edesa to do so following any public announcement of the making, or receipt by or submission to Stellar of, an Acquisition Proposal not constituting a tender or exchange offer (which has not theretofore been publicly withdrawn); or (iii) has not, on the earlier of: (i) the expiration of the 10th Business Day next following the “commencement” (within the meaning of Rule 14d-2 under the Exchange Act), and (ii) the day prior to the Stellar Shareholder Meeting recommended against acceptance of, or has taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken by Stellar pursuant to Rules 14d-9 and 14e-2 under the Exchange Act; or

(h)               by Edesa or Stellar, prior to obtaining the Shareholder Approval, if the Stellar board of directors authorizes Stellar to enter into an acquisition agreement in respect of a Superior Offer.

10.2          TERMINATION FEES. If this Agreement is terminated pursuant to Section 10.1(a) or 10.1(c), this Agreement shall be of no further force or effect, and no obligation, right, or Liability of any Party shall arise hereunder. If this Agreement is terminated pursuant to Section 10.1(b), Section 10.1(d), Section 10.1(e), Section 10.1(f) or Section 10.1(g), written notice thereof shall promptly be given by the Party or Parties electing such termination to the other Party or Parties and, subject to the expiration of the cure periods provided therein, if any, this Agreement shall terminate without further actions by the Parties and no Party shall have any further obligations under this Agreement; provided that:

(a)               if this Agreement is terminated by Stellar pursuant to Section 10.1(d), each breaching Party shall bear Stellar’s legal fees and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated herein, including but not limited to the preparation and filing of the Proxy Statement and the conduct of the Shareholders’ Meeting up to two hundred fifty thousand dollars ($250,000), as supported by reasonable written evidence;

(b)               if this Agreement is terminated by Edesa or the Shareholders pursuant to Section 10.1(b), Section 10.1(e), Section 10.1(f) or Section 10.1(g), Stellar shall bear the legal fees and expenses incurred by Edesa and the Shareholders in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated herein, including but not limited to the preparation of the Proxy Statement, up to a maximum of up to two hundred fifty thousand dollars ($250,000), as supported by reasonable written evidence;

(c)               if this Agreement is terminated pursuant to Section 10.1(h), Stellar will pay to Edesa a termination fee in an amount in cash equal to one million dollars ($1,000,000) (the “Stellar Termination Fee”); and

(d)               if this Agreement is terminated pursuant to Section 10.1(e) (other than for the failure of Stellar to obtain the Shareholder Approval), Stellar shall pay the Stellar Termination Fee to Edesa, less the amounts paid to Edesa pursuant to Section 10.2(b) if:

(i)                 (A) an Acquisition Inquiry or Acquisition Proposal has been communicated to the board of directors of Stellar within the six (6) month period prior to the date of this Agreement and (B) within six (6) months after the date of the termination of this Agreement, Stellar consummates an Acquisition Transaction relating to such Acquisition Inquiry or Acquisition Proposal; or

(ii)              Stellar consummates an Acquisition Transaction with a Person who, as of the date of this Agreement, is a shareholder of Stellar or an Affiliate thereof within six (6) months after the date of the termination of this Agreement.

The fees payable in Section 10.2(a) through to and including Section 10.2(c) shall be paid by the responsible Party or Parties no later than five (5) Business Days after the date of the termination of this Agreement in accordance with this Section 10.2. The fees payable in Section 10.2(d) shall be paid by Stellar to Edesa no later than two (2) Business Days after the Acquisition Transaction contemplated in Section 10.2(d) is consummated. The fees to be borne by the respective Party or Parties shall be such non-breaching Party’s sole and complete remedy and shall constitute liquidated damages in full satisfaction of any and all claims that the non-breaching Party has or may have against the breaching Party or Parties.

Article XI
MISCELLANEOUS

11.1          GOVERNING LAW. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the Province of British Columbia. Except as stated at the end of this paragraph, any dispute, controversy or claim arising under or in any way related to this Agreement or the breach thereof shall only be submitted to and settled by binding arbitration before a single arbitrator by the International Chamber of Commerce in accordance with its commercial rules as then in effect. The arbitration (or legal proceedings described at the end of this paragraph) will only be conducted in Toronto, Canada, which the parties agree is the exclusive venue for the proceedings. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrator may award reasonable attorneys’ fees to the prevailing Party, or if the arbitrator believes that more than one Party has prevailed in separate aspects of the arbitration, the arbitrator may award legal counsel fees as it deems appropriate. Notwithstanding the foregoing, a Party or Parties may institute legal proceedings in the courts situated in Toronto, Canada, to enforce its or their rights in equity or at law under Section 6.22.

11.2          NOTICES. Any notices or other communications required or permitted hereunder shall only be sufficiently given if in writing and hand delivered to it, sent by overnight delivery by a courier service in the United States with international recognition (such as Federal Express, DHL or UPS) that provides international delivery, expenses prepaid, or by facsimile addressed as follows:

If to Stellar, to:	Stellar Biotechnology, Inc. 332 East Scott Street Port Hueneme, CA 93041 Attention: Kathi Niffenegger, Chief Financial Officer Telephone: +1-805-488-2800 Email: kniffenegger@stellarbiotech.com

With copies to:	Greenberg Traurig, LLP 1840 Century Park East, Suite 1900 Los Angeles, CA 90067 Attention: Barbara A. Jones, Esq. Telephone: +1-310-586-7100 Email: jonesb@gtlaw.com

and

McMillan LLP
Royal Centre, Suite 1500
1055 West Georgia Street, PO Box 11117
Vancouver, British Columbia
Canada V6E 4N7
Attention: David Cowan, Esq.
Telephone: 604-691-7452
Email: david.cowan@mcmillan.ca

If to Edesa, or any one or more Shareholders, to:	Edesa Biotech Inc. 100 Spy Court Markham, Ontario Canada L3R 5H6 Attention: Par Nijhawan, Chief Executive Officer Telephone: 416-857-6712 Email: par@edesabiotech.com

With copies to:	Fasken Martineau LLP Bay Adelaide Centre 333 Bay Street, Suite 2400 PO Box 20 Toronto, Ontario Canada M5H 2T6 Attention: Wojtek Baraniak, Esq. Telephone: 416-868-3332 Email: wbaraniak@fasken.com and Stubbs Alderton & Markiles, LLP 1316 3rd Street Promenade, Suite 107 Santa Monica, CA 90401 Attention: Jonathan Friedman, Esq. Telephone: 818-444-4514 Email: jfriedman@stubbsalderton.com or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder. Each notice or other communication shall only be effective and deemed to have been received (i) if given by facsimile, upon receipt of confirmation of delivery by the sender’s machine, (ii) if given by hand delivery, the date of delivery as evidenced by a written receipt, (iii) if given by a courier service, the Business Day following the confirmation of delivery by such courier service, or (iv) if given electronically over the Internet, upon receipt of confirmation of delivery by the sender’s device. Notice to Edesa shall be deemed to constitute notice to all Shareholders for all purposes.

11.3          EXPENSES OF SHARE EXCHANGE. Each of Stellar, Edesa and the Shareholders agree that they will each bear their own costs and expenses in negotiating and closing the transactions contemplated by this Agreement, including but not limited to, attorneys’ fees, except as otherwise expressly provided in Section 10.2 of this Agreement.

11.4          THIRD PARTY BENEFICIARIES. This contract is solely between Stellar, Edesa and the Shareholders and, except as specifically provided, no director, officer, shareholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

11.5          ENTIRE AGREEMENT; INCORPORATION. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein contain every obligation and understanding between the Parties relating to the subject matter hereof and merges all prior discussions, negotiations, agreements and understandings, both written and oral, if any, between them, and none of the Parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein. All schedules, exhibits and other documents and agreements executed and delivered pursuant hereto are incorporated herein as if set forth in their entirety herein.

11.6          SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement, or the application thereof, shall be declared invalid, void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such invalid, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.

11.7          HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

11.8          OTHER REMEDIES; INJUNCTIVE RELIEF. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court in the Province of British Columbia or the Province of Ontario, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of the Parties hereunder, the prevailing Party in any such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

11.9          PARTICIPATION OF PARTIES. The Parties hereby agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10      NATURE OF OBLIGATIONS. Stellar acknowledges and agrees that all representations, warranties, covenants, indemnities, obligations and liabilities of the Shareholders in this Agreement are several, and not joint nor joint and several.

11.11      COUNTERPARTS/FACSIMILE COPIES. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The Parties agree that facsimile copies of this Agreement and any signature thereon shall be as legally binding and enforceable as the original or copy original of this Agreement or any signatures thereof.

11.12      AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by mutual written consent of all the Parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended. At any time prior to the Closing Date, this any Person who acquires securities of Edesa may be added as a party to this Agreement as a Shareholder and shall be deemed to have been an original party to this Agreement provided that such Person agrees in writing to be bound by all of the terms and conditions of this Agreement applicable to a Shareholder and to give all of representations and warrants of a Shareholder contained in Article IV in a form or written agreement acceptable to Edesa and Stellar, each acting reasonably, and the Parties will amend this Agreement as may be required to reflect any additional Party.

11.13      ASSIGNABILITY. This Agreement shall not be assignable by any Party without the prior written consent of each of Edesa and Stellar, which may be withheld in the exercise of such Party’s sole discretion. This Agreement shall inure to the benefit of and be enforceable by the permitted successors and assigns of the Parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above-written.

STELLAR BIOTECHNOLOGIES, INC.

By:	/s/ Frank Oakes
Name: Title:	Frank Oakes Chairman of the Board, President and CEO

EDESA BIOTECH INC.

By:	/s/ Pardeep Nijhawan
Name: Title:	Pardeep Nijhawan CEO

EDESA SHAREHOLDERS:

PARDEEP NIJHAWAN

/s/ Pardeep Nijhawan

PARDEEP NIJHAWAN MEDICINE PROFESSIONAL CORPORATION

By:	/s/ Pardeep Nijhawan
Name: Title:	/s/ Pardeep Nijhawan Director

1968160 ONTARIO INC.

By:	/s/ Pardeep Nijhawan
Name: Title:	Pardeep Nijhawan Director

THE DIGESTIVE HEALTH CLINIC INC.

By:	/s/ Pardeep Nijhawan
Name: Title:	Pardeep Nijhawan Director

LUMIRA CAPITAL II, L.P.

By:	/s/ Peter van der Velden
Name: Title:	Peter van der Velden Managing General Partner

LUMIRA CAPITAL (INTERNATIONAL), L.P.

By:	/s/ Peter van der Velden
Name: Title:	Peter van der Velden Managing General Partner

10379085 CANADA INC.

By:	/s/ David Goodman
Name: Title:	David Goodman Chief Executive Officer

SEAN MACDONALD

/s/ Sean MacDonald

INVEREADY INNVIERTE BIOTECH II, S.C.R. S.A.

By:	/s/ Sara Secall
Name: Title:	Sara Secall Investment Director & Partner

2248618 ONTARIO INC.

By:	/s/ Michael Degasperis
Name: Title:	Michael Degasperis President

STEVE OTTAWAY

/s/ Steve Ottaway

LARK INVESTMENTS INC.

By:	/s/ Sarfaraz Haji
Name: Title:	Sarfaraz Haji CFO